Exhibit 2.1

MASTER SEPARATION AGREEMENT

BETWEEN

METLIFE, INC.

AND

BRIGHTHOUSE FINANCIAL, INC.

Dated [            ], 2017

i

5.3.	Insurance Matters	48
5.4.	Covenants Against Taking Certain Actions and to Perform Under Existing Contracts	49
5.5.	No Violations	52
5.6.	MLIC Loan Participation Program	52
5.7.	Credit Support and Other Arrangements	53
5.8.	Mutual Non-Solicitation of Employees	57
5.9.	Specified Payment Obligations	57
5.10.	Obligations with Respect to Records and Non-Records	59
5.11.	IFSA	60
5.12.	License Grants	61
5.13.	Obligations with Respect to Reinsurance Arrangements	67

ARTICLE VI.	DISPUTE RESOLUTION	68

6.1.	General Provisions	68
6.2.	Business Level Resolution	70
6.3.	Mediation	70
6.4.	Arbitration; Procedures	70
6.5.	Equitable Remedies	72

ARTICLE VII.	ADDITIONAL AGREEMENTS	72

7.1.	Voting of Company Common Stock	72
7.2.	MetLife China	73

ARTICLE VIII.	MISCELLANEOUS	73

8.1.	Corporate Power; Fiduciary Duty	73
8.2.	Governing Law	74
8.3.	Survival of Covenants	74
8.4.	Force Majeure	74
8.5.	Notices	74
8.6.	Termination	76
8.7.	Severability	76
8.8.	Entire Agreement	77
8.9.	Assignment; No Beneficiaries	77
8.10.	Public Announcements	77
8.11.	Amendment	77
8.12.	Rules of Construction	77
8.13.	Coordination with Transaction Documents	78
8.14.	Counterparts	78

TABLE OF EXHIBITS

Exhibit A	Intellectual Property License Agreement
Exhibit B	MetLife Retention Policy
Exhibit C	Registration Rights Agreement
Exhibit D	Tax Receivables Agreement
Exhibit E	Tax Separation Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Amended and Restated Certificate of Incorporation of the Company
Exhibit H	Amended and Restated Bylaws of the Company
Exhibit I	Form of LPA Agreements
Exhibit J	Form of Assumption Reinsurance Agreement

TABLE OF SCHEDULES

Schedule 1.1	Co-Branded Use
Schedule 1.1(a)	Excluded Contracts
Schedule 1.1(b)	Company Contracts
Schedule 1.1(c)	Company Group
Schedule 1.1(d)	Corporate Reorganization
Schedule 1.1(e)	Novated Policy
Schedule 1.1(e)	Policyholder
Schedule 1.1(f)	Real Property Leases and Subleases
Schedule 1.1(g)	Excluded Non-Records
Schedule 2.2(a)(iii)	Company Assets
Schedule 2.2(a)(iv)	Company Assets – Equity Interests
Schedule 2.2(a)(v)(A)	Company Assets – Intellectual Property
Schedule 2.2(a)(v)(B)	Excluded Assets – Intellectual Property
Schedule 2.2(b)(i)	Excluded Assets – Contracts
Schedule 2.3(a)(i)	Company Liabilities
Schedule 2.4(b)(i)	Surviving Contracts
Schedule 2.4(b)(ii)	Amended Contracts
Schedule 2.4(b)(v)	Guarantees
Schedule 2.4(b)(vi)	Third Party Contracts
Schedule 2.4(c)	DS Agreements
Schedule 3.2(b)(i)	Transaction Documents
Schedule 3.2(b)(ii)	Services Agreements
Schedule 3.2(h)	Certain Persons
Schedule 4.1	Allocation of Certain Liabilities
Schedule 4.1(d)	Procedures
Schedule 4.2(c)	Allocation of Shared Liabilities
Schedule 4.2(d)	Certain Excepted Transaction Documents (MetLife)
Schedule 4.2(g)	Certain Persons Providing Information (MetLife)
Schedule 4.3(d)	Certain Excepted Transaction Documents (Company)
Schedule 4.3(g)	Certain Persons Providing Information (Company)
Schedule 4.3(h)	NELICO Plans and Travelers Plans and Trust Records and Non-Records
Schedule 4.4	Contribution
Schedule 4.10(a)	Company Released Agreements
Schedule 4.10(b)	MetLife Released Agreements
Schedule 5.4(b)	Certain Agreements (MetLife)
Schedule 5.4(c)	Certain Agreements (Company)
Schedule 5.7(b )	Terminating Guarantees
Schedule 5.7(d)	GALIC Guarantees
Schedule 5.9(e)	Commission Payment Procedures
Schedule 5.11(a)	IFSAs
Schedule 5.12(a)	Tagline Uses Allowed
Schedule 5.12(b)	Tagline Uses Not Allowed
Schedule 5.13(a)	Company Group Third Party Reinsurance Arrangements

Schedule 5.13(b)	MetLife Third Party Group Reinsurance Arrangements
Schedule 6.1	Dispute Resolution Excepted Transaction Documents
Schedule 7.2	MetLife China

v

DEFINITIONS GLOSSARY

Access Party	47
Aggregate Available Amount	59
Aggregate Excess Losses	59
Agreement	1
Allocated Party	36
Amended and Restated Bylaws	30
Arbitration Panel	69
Arbitration Procedures	69
Arbitration Rules	69
Available Amount	59

BLIC	1

Charter	30
Claim Notice	36
Claiming Party	36
Closing	28
Closing Date	28
Company	1
Company Action	48
Company Assets	20
Company Group Third Party Reinsurance	66
Company Indemnified Parties	39
Company Liabilities	21
Company Public Filings	38
Company’s Knowledge	51
CPR	68
Credit Rating Condition	53

Determination	70
Dispute	67

Excess Loss	59
Excluded Assets	21
Excluded BA Liabilities	23
Excluded Contracts	6
Excluded Liabilities	23
Excluded Non-Records	13

FP	56
FP Vested Compensation	56

GALIC Guarantees	53
Group Individuals	37
Guarantees	24

IFSA	59
IFSA Party	59
Indemnified Party	41
Indemnifying Party	41
Indemnity Payment	41

Initial Notice	68
Insurers	57

LPA	52
LPA Effective Date	52
LPAs	52

Mediation Notice	68
MetLife	1
MetLife China	71
MetLife Group Third Party Reinsurance	66
MetLife Indemnified Parties	37
MetLife Public Filings	37
MetLife Transfer Documents	31
MetLife’s Knowledge	51
MLIA	52
MLIC	51
MLR	15
MPCG	15
MPCG Employee Group	15
MSI	15

NES	15

Objection Notice	36
Obligor	56
Offer	69
Other Party Employee	47

Participants	51
Participations	51
Parties	1
Party	1
Payor	56
PLE&O Coverage	47
Policy Novation	54
Policy Novation Effective Time	55

Quality Standards	62

Record Holders	33
Relevant Parties	36
Representatives	46
Response	68
Retained Shares	71

Separation	1
Separation Date	1

Tagline Termination Date	61
Telecom Equipment	55
Terminated Contracts	23

Third Party Claim	35
Transaction Communications	41
Transaction Documents	28

True-Up Statement	59

VIT	57

MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (this “Agreement”) is made effective as of [            ], 2017, by and between MetLife, Inc., a Delaware corporation (“MetLife”), and Brighthouse Financial, Inc., a Delaware corporation (the “Company”). Each of MetLife and the Company shall be referred to herein as a “Party” and, together, the “Parties.”

W I T N E S S E T H:

WHEREAS, as of the Effective Date the Company is a direct, wholly-owned Subsidiary of MetLife;

WHEREAS, the board of directors of MetLife has approved the separation of the Company and each other member of the Company Group into a separate business, whereby MetLife will cease to own a majority of the issued and outstanding equity interests of the Company (the “Separation,” and, such date and time of the Separation, the “Separation Date”);

WHEREAS, the Company has been incorporated solely for purposes of the Separation and has not engaged in business activities other than in preparation for or in connection with the Corporate Reorganization and Separation;

WHEREAS, prior to the Effective Date, the Company, directly or indirectly, acquired certain assets and operations of MetLife’s retail business, including all of the stock of Brighthouse Life Insurance Company (formerly known as MetLife Insurance Company USA) (“BLIC”), and the Company and MetLife have begun the Corporate Reorganization in furtherance of, and in connection with, the Separation;

WHEREAS, the boards of directors of MetLife and the Company have approved the acquisition of all Company Assets not previously transferred in the Corporate Reorganization (or otherwise acquired) by the Company Group and the assumption of the Company Liabilities not previously assumed in the Corporate Reorganization (or otherwise assumed) by the Company Group, all as more fully described in this Agreement and the Transaction Documents;

WHEREAS, the boards of directors of each Party have further determined it is appropriate and advisable, on the terms and conditions contemplated hereby, to cause the Distribution;

WHEREAS, the Parties intend that for U.S. federal income tax purposes, the Distribution, if effected, is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(D), 355, 361 and related provisions of the Code for U.S. federal income tax purposes, and this Agreement, together with the other documents effecting the Distribution and Separation, is intended to constitute a plan of reorganization within the meaning of Treas. Reg. § 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will, following the Separation, govern certain matters relating to the Separation, the Distribution and the relationship of the Parties and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1. All other terms used in this Agreement, but not defined in this Section 1.1, are defined throughout this Agreement and listed in the Definitions Glossary that follows the Table of Contents of this Agreement.

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that from and after the Separation Date, no member of the Company Group shall be deemed an Affiliate of any member of the MetLife Group for purposes of this Agreement and no member of the MetLife Group shall be deemed an Affiliate of any member of the Company Group for purposes of this Agreement. For purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person or the power to appoint and remove a majority of the members of the board of directors of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than fifty percent (50%) of the voting securities of such corporation or the voting interest of such partnership or limited liability company.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any Party against, or reimburse any Party for, Losses, the amount of the Losses shall be determined net of any Tax benefit derived, or reasonably expected to be derived, by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). Any such Tax benefit shall be computed assuming the Indemnified Party (i) has sufficient taxable income (and character of income) during the period which such Losses are paid to utilize any such Tax benefit and (ii) pays Taxes in the relevant jurisdictions at the highest applicable marginal rates. The Parties shall cooperate in good faith to agree to an After-Tax Basis calculation and, if requested, the Indemnified Party shall provide a schedule describing in reasonable detail any Tax adjustment (or lack thereof) to an indemnified Loss. Notwithstanding use of the term “After-Tax Basis” in this Agreement or the Employee Matters Agreement, there will be no adjustment to any indemnification or other payment if the Party being indemnified or paid can demonstrate in a reasonably satisfactory manner to such other Party that such payment is taxable income to the receiving party.

“Assets” means, with respect to any Person, the assets, properties and rights of any kind of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible (including goodwill, if any), accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Books and Records of such Person, including the following:

(a) all Books and Records, whether located on systems, applications, SharePoint sites, Shared Drives, local drives, e-mail repositories, databases, document management systems, paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form or location;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, equipment, furniture, office equipment, and other tangible personal property;

(c) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(d) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(e) all license agreements, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;

(f) all deposits, letters of credit and performance and surety bonds;

(g) all domestic and foreign (if any) intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, algorithms, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;

(h) all computer applications, programs and other Software, including operating Software, network Software, firmware, middleware, design Software, design tools, systems documentation and instructions;

(i) all prepaid expenses, trade accounts and other accounts and notes receivables;

(j) all rights under contracts or agreements, all claims or rights against any Person, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued, contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(k) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority and all pending applications therefor;

(l) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;

(m) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(n) subject to Section 5.3, all rights under existing insurance policies and all rights in the nature of insurance, indemnification or contribution under existing agreements, in each case subject to the terms and conditions of such policies and agreements and solely to the extent such rights survive the Separation and extend to the Company following the Separation, in accordance with the terms of such policies and agreements.

“Benefit Plan” means, with respect to an entity, any plan, program, arrangement, agreement or commitment that is a deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, paid time off, disability or accident insurance, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or has any Liabilities, directly or indirectly, contingent or fixed).

“BLIC NY” means Brighthouse Life Insurance Company of New York (formerly known as First MetLife Investors Insurance Company).

“Books and Records” of a Person means (a) the general ledger and accounting information maintained or that should be maintained under applicable Law used in the preparation of such Person’s financial statements; (b) any other Records of such Person not covered by subsection (a) of this definition; and (c) Non-Records of such Person.

“Business Day” means each day other than Saturday, Sunday and any day on which banking institutions in New York, New York are authorized or required by applicable Law or executive order to close.

“Claim” means any Action, cause of action, customer complaint, summons, subpoena, proceeding or investigation of any nature (including related Losses), and any matter that is preliminary to or otherwise reasonably related to the foregoing, whether civil, criminal, administrative, regulatory, or otherwise or whether at law or in equity.

“Co-Branded Use” means use of the Tagline in close proximity to, but never before or in front of, any of the design mark versions of any of the Licensee Marks, as exemplified in Schedule 1.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the MetLife U.S. Retail Separation Business’s combined balance sheet as of [            ], 2017 included in any Form 10 or similar prospectus or information statement concerning the Distribution.

“Company Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Company Group.

“Company Business” means (a) the current businesses of each of the members of the Company Group; and (b) those terminated, divested or discontinued businesses which are included as historical operations of the Company Group consistent with the methodology applied in the basis of presentation of the Company Carve-Out Financial Statements.

“Company Carve-Out Financial Statements” means the MetLife U.S. Retail Separation Business’s audited combined balance sheet as of [        ], the MetLife U.S. Retail Separation Business’s audited combined statements of operations for the [        ] ended [        ], the MetLife U.S. Retail Separation Business’s audited combined statements of comprehensive income (loss) for the [        ] ended [        ], the MetLife U.S. Retail Separation Business’s audited combined statements of shareholder’s net investment for the [        ] ended [        ], and the MetLife U.S. Retail Separation Business’s audited combined statements of cash flows for the [        ] ended [        ], in each case as included in the final Information Statement.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Confidential Information” means the Confidential Information of any member of the Company Group or any member of the MetLife Group and relating primarily to the Company Business; provided that other than Personal Information, “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the MetLife Group or its Representatives not otherwise permissible hereunder, (ii) MetLife can demonstrate was or became available to a member of the MetLife Group from a source other than the Company or its Affiliates and such source was not subject to confidentiality restrictions with respect to such information or (iii) is developed independently by such member of the MetLife Group without the use of, reference to or reliance on, the Company Confidential Information; provided, however, that, in the case of clause (i), the source of such information was not known by such member of the MetLife Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other member of the Company Group or their respective Affiliates or any other Person, with respect to such information.

“Company Contracts” means the following contracts and agreements, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by MetLife or any other member of the MetLife Group pursuant to any provision of this Agreement or any Transaction Document or Corporate Reorganization Agreement or otherwise as set forth on Schedule 1.1(a) (the “Excluded Contracts”):

(a) any contracts set forth on Schedule 1.1(b);

(b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Company Group;

(c) any guarantee, indemnity, representation or warranty of any member of the Company Group or the MetLife Group in respect of (i) any other Company Contract, (ii) any Company Liability or (iii) the Company Business; and

(d) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Documents, by specific reference herein or therein to such contract or agreement being so assigned, to be assigned to any member of the Company Group.

“Company Employee” means any individual who is employed by the Company or any other member of the Company Group as a common law employee, including active employees and employees on paid time off or an approved leave of absence.

“Company Employee Liability” means, excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement and to the extent not covered by the definition of Specified MetLife Liabilities, Specified Company Liabilities or Specified Shared Liabilities, all Liabilities relating to, arising out of or resulting from (i) any employment, compensation, or employee benefit claims of any Company Employee relating to, arising out of or resulting from such Person’s status as a Company Employee, excluding, to the extent applicable, any Liability relating to, arising out of or resulting from such Person being or having been a MetLife Employee or, as to ERISA benefit claims, such Person having been a MetLife Employee or Company Employee prior to January 1, 2017; (ii) any employment, compensation, or employee benefit claims of any contractor, consultant or alleged employee (common law or otherwise) who was paid by the Company or any other member of the Company Group or who was compensated by a third party that received payments from the Company or any other member of the Company Group for such Person’s services, or who performed services primarily for the Company or other members of the Company Group, excluding, to the extent applicable, any Liability relating to, arising out of or resulting from such Person being or having been a MetLife Employee or an employee, consultant or contractor who performed services primarily for MetLife or other members of the MetLife Group or, as to ERISA benefit claims, such Person having been a MetLife Employee or Company Employee prior to January 1, 2017; and (iii) any Company Benefit Plan.

“Company Group” means the (i) Company, (ii) each Person set forth on Schedule 1.1(c) and each of their Subsidiaries, and (iii) each other Person that is, as of immediately after the Separation, controlled, either directly or indirectly, by (or under common control with) the Company (in the case of each of clauses (ii) and (iii), until such time following the Separation Date, if any, such Person ceases to be, but in any event in respect of the periods prior to the Separation Date and such other periods during which such Person was, a direct or indirect Subsidiary of, or directly or indirectly controlled by or under common control with, the Company). Notwithstanding anything herein to the contrary, for purposes of Section 4.2 (but without effecting the definitions of Specified Company Liabilities, Specified MetLife Liabilities or Specified Shared Liabilities, including the use of the defined term “Company Group” therein), the defined term “Company Group” shall include any Person who becomes a direct or indirect Subsidiary of the Company following the Separation (for so long as such Person is a Subsidiary of the Company).

“Company IP Transfer Standard” means all Intellectual Property (other than trademarks and domain names) and Software that is used exclusively in the Company Business.

“Confidential Information” of a Person means, irrespective of the form of communication or storage medium, all information, material and documents of such Person that is proprietary and/or non-public related to the past, present and future business activities of such Person, its Affiliates and Representatives, including, all information related to: (a) such Person’s employees, customers, and third-party contractors; (b) such Person’s operational and business proposals and plans, pricing, financial information, methods, processes, code, data, lists (including customer lists), inventions, trade secrets, know-how, apparatus, statistics, programs, Software, research, development, information technology, systems, security controls, network designs, passwords, sign-on codes, and usage data; (c) all Personal Information of or in such Person’s custody or control, and/or (d) any other information that is designated or should reasonably be known as confidential by such Person or its Representatives.

“Consents” means any consent, waiver or approval from, or notification requirement to, any third parties (including any Governmental Authority).

“Corporate Reorganization” means the reorganization of certain assets and subsidiaries of MetLife to the Company and/or its subsidiaries in connection with the Separation, as further described on Schedule 1.1(d).

“Corporate Reorganization Agreements” means the definitive agreements that govern or relate to the Corporate Reorganization.

“Distribution” means the distribution or similar transaction pursuant to which the Company Common Stock is distributed to the stockholders of MetLife on or following the Separation Date on a pro rata basis consistent with such stockholders’ ownership of MetLife, such that, on or following the Separation Date, at least eighty and one-tenth percent (80.1%) of the Company Common Stock shall be held by the stockholders of MetLife. The Distribution shall be effective at [Time] Eastern time on the Separation Date.

“Effective Date” means the first date listed in this Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement in a form and substance reasonably satisfactory to MetLife and the Company, to be entered into by and between MetLife and the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Fee Agreement” means that certain Fee Agreement, dated as of December 20, 2007, as amended, by and between Morgan Stanley Bank and MetLife.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, storms, floods, riots, fires, pandemics, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GAAP” means accounting principles generally accepted in the United States of America.

“GALIC” means General American Life Insurance Company and any successor thereto.

“Governmental Approvals” means any Consent, notice, application, report or other filing to be made with, or any license, consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

“Governmental Authority” means any government, body or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government, including any governmental authority, agency, department, board, commission or instrumentality, whether federal, state, provincial, municipal, local or foreign (or any political subdivision thereof), any self-regulatory organization, including FINRA, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Indebtedness” means, with respect to any Person, any Liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any Liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness, (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with GAAP) and (c) obligations of such Person in respect of letters of credit (but only to the extent drawn).

“Information Statement” means the Information Statement, attached as an exhibit to the Registration Statement on Form 10 filed in connection with the Distribution, to be sent or otherwise made available to each MetLife stockholder in connection with the Distribution, as such Information Statement may be amended from time to time, including any amendment or supplement thereto.

“Infringement” means infringement, dilution, imitation, illegal or other unauthorized use of the Tagline, or any uses of, or making applications or registrations for, Similar Intellectual Property.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any reserves and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) Marks; (iii) copyrights and copyrightable works, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof and all rights therein whether provided by international treaties or conventions or otherwise; (iv) trade secrets, know-how, and other confidential and proprietary information including confidential or proprietary data contained in databases, and confidential or proprietary customer lists; (v) domain names; and (vi) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (v) above.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between MetLife and the Company.

“Investment Management Agreements” means those certain Investment Management Agreements effective on January 1, 2017 by and between MetLife Investment Advisors, LLC, on the one hand, and certain members of the Company Group, on the other hand.

“Law” means any federal, state, provincial, municipal, local or foreign law, binding judicial or administrative interpretation or other requirement (including common law), statute, code, ordinance, rule, decree, injunction, regulation or other requirement, in each case, enacted, promulgated, issued, communicated or entered by a Governmental Authority.

“Liabilities” means any Indebtedness, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and all costs, fees and expenses relating thereto, including reasonable attorneys’ fees and expenses and special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced, or similar damages.

“License Party” and “License Parties” means Licensor and Licensee.

“Licensee” means Brighthouse Services, LLC.

“Licensee Marks” means Marks that include the word “Brighthouse” that are owned and/or used by Licensee in connection with the Company Business.

“Licensor” means MLIC.

“Litigation Cooperation Guidelines” means the guidelines to be adopted by the Parties concerning the handling of litigation, regulatory and related matters.

“Losses” means all Liabilities, deficiencies, diminution in value, interest and penalties, fines, amounts paid in settlement, but excluding, other than in respect of any Third Party Claim, special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages.

“Mango Purchase Agreement” means that certain Purchase Agreement, dated as of February 28, 2016, as amended on July 1, 2016, by and between MetLife and Massachusetts Mutual Life Insurance Company.

“Mango Transition Services Agreement” means that certain Transition Services Agreement, dated as of July 1, 2016, by and between MetLife and Massachusetts Mutual Life Insurance Company.

“Marks” means any registered, applied for or unregistered trade, corporate or business names, trademarks, taglines, identifying logos, symbols, emblems, signs or insignia, monograms, slogans, service marks, brand names, brand marks, trade dress, domain names, any other names or source identifiers, any and all common law rights thereto and all extensions, renewals and goodwill associated therewith.

“Marked Materials” means materials (including signage, advertising, promotional materials, electronic materials, digital materials, videos, website content, business cards, product, training and service literature and other materials) in Licensee’s possession or control bearing the Tagline.

“Market Date” means March 6, 2017.

“MetLife Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the MetLife Group, excluding any Company Benefit Plans.

“MetLife Confidential Information” means the Confidential Information of any member of the MetLife Group; provided that other than Personal Information, “MetLife Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Company Group or its Representatives not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to a member of the Company Group from a source other than MetLife and its Affiliates and such source was not subject to confidentiality restrictions with respect to such information or (iii) is developed independently by such member of the Company Group without the use of, reference to or reliance on, the MetLife Confidential Information; provided, however, that, in the case of clause (i), the source of such information was not known by such member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to any member of the MetLife Group or any other Person with respect to such information.

“MetLife Employee” means any individual who is employed by MetLife or any other member of the MetLife Group as a common law employee, including active employees and employees on paid time off or an approved leave of absence.

“MetLife Employee Liability” means, excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement and to the extent not covered by the definition of Specified MetLife Liabilities, Specified Company Liabilities or Specified Shared Liabilities, all Liabilities relating to, arising out of or resulting from (i) any employment, compensation, or employee benefit claims of any MetLife Employee relating to, arising out of or resulting from such Person’s status as a MetLife Employee, excluding, to the extent applicable, any Liability relating to, arising out of or resulting from such Person being or having been a Company Employee; (ii) any employment, compensation, or employee benefit claims of any contractor, consultant or alleged employee (common law or otherwise) who was paid by MetLife or any other member of the MetLife Group or who was compensated by a third party that received payments from MetLife or any other member of the MetLife Group for the Person’s services, or who performed services primarily for MetLife or other members of the MetLife Group, excluding, to the extent applicable, any Liability relating to, arising out of or resulting from such Person being or having been a Company Employee or who performed services primarily for the Company or any other members of the Company Group or an employee, consultant or contractor who performed services primarily for the Company or other members of the Company Group or, as to ERISA benefit claims, such Person having been a Company Employee on or after January 1, 2017; and (iii) any MetLife Benefit Plan.

“MetLife Group” means MetLife and each Person (other than any member of the Company Group) that is, as of immediately after the Separation, a direct or indirect Subsidiary or an Affiliate of MetLife (in each case so long as, and in respect of the periods during which, such Subsidiary or Affiliate is a direct or indirect Subsidiary or Affiliate of MetLife). Notwithstanding anything herein to the contrary, for purposes of Section 4.3 (but without effecting the definitions of Specified Company Liabilities, Specified MetLife Liabilities or Specified Shared Liabilities, including the use of the defined term “MetLife Group” therein), the defined term “MetLife Group” shall include any Person who becomes a direct or indirect Subsidiary of MetLife following the Separation (for so long as such Person is a Subsidiary of MetLife).

“MetLife IP Transfer Standard” means all Intellectual Property and Software that is not used exclusively in the Company Business.

“MetLife Retention Policy” means the policy set forth on Exhibit B, as updated by MetLife in its sole discretion from time to time.

“MLR Services Agreement” means that certain Services Agreement, entered into and effective as of July 1, 2016, by and among MetLife Investors Distribution Company, MLIC, BLIC and MSI Financial Services, Inc., as may be amended from time to time.

“NELICO” means New England Life Insurance Company.

“NELICO Plans” means the following: (i) the New England Life Insurance Company Agency Employees Retirement Plan and Trust (AERP), (ii) the New England Life Insurance Company Agents’ Retirement Plan and Trust, (iii) the New England Supplemental Retirement Plan for the Field Force, (iv) the New England Financial Top Producer Incentive Plan, (v) the New England Financial Renewal Trails Deferred Compensation Plan, (vi) the New England Financial California Renewal Trails Deferred Compensation Plan, (vii) the New England Non-

Qualified Retirement Plan for Managing Partners, (viii) the New England Life Insurance Company Managing Partners Account Balance Plan, (ix) the New England Life Insurance Company California Managing Partners Account Balance Plan, (x) the New England Financial Managing Partners’ Deferred Compensation Plan, (xi) the New England Health and Well Being Plan for the Field Force, and (xii) the New England Long Term Disability Plan – Hartford Contract.

“Non-Record” of a Person means any document, data or any other material not included in the definition of Record but generated or received by or otherwise used in such Person’s business other than any such document, data or other material set forth or described on Schedule 1.1(g) (the “Excluded Non-Records”); provided, however, that any such Excluded Non-Records may become Non-Records pursuant to a process to be agreed to between the Company and MetLife. Notwithstanding Section 5.10(d), the requesting Party shall bear one hundred percent (100%) of the cost of delivery of such Excluded Non-Records from the delivering Party, including all costs of any separation of such Excluded Non-Records from any other Records, Non-Records or Excluded Non-Records.

“Novated Policy” shall have the meaning set forth on the attached Schedule 1.1(e).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any and all information that identifies or is capable of identifying an individual, including (i) an individual’s name, social security number, date of birth or driver’s license or other government-issued identification number; (ii) an individual’s contact information, such as an address or telephone number; (iii) demographic information such as an individual’s gender, race or age; (iv) financial and health information, including credit card information; (v) information about an individual whose disclosure is protected or otherwise regulated by Law; (vi) other information that can be used to authenticate an individual’s identity (including passwords or PINs, biometric data, unique identification numbers, answers to security questions or other personal identifiers); and (vii) any information regarding such Person’s relationship to a member of the Company Group or the MetLife Group.

“Policyholder” shall have the meaning set forth on the attached Schedule 1.1(e).

“Real Property Leases” means those certain leases entered into by members of the MetLife Group for the orderly operation of its business as detailed on the attached Schedule 1.1(f).

“Record” of a Person means a document, data or other material (i) identified on the MetLife Retention Policy and held for the benefit of such Person, (ii) required by such Person to operate, and used exclusively in the operation of, such Person’s business or (iii) required to be maintained by such Person by Law or regulation.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit C, to be entered into by and between MetLife and the Company.

“Reimbursement Agreement” means that certain Letter of Credit Reimbursement and Security Agreement, dated as of December 20, 2007, as may be amended from time to time, by and between Morgan Stanley Bank, MetLife Reinsurance Company of Vermont and MetLife.

“SEC” means the Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Similar Intellectual Property” means any Mark confusingly similar to the Tagline or any of Licensor’s Marks.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Specified Company Liabilities” means, excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement, (i) all Liabilities relating to, arising out of or resulting from Tower Square Securities, Inc. and its historical operations, liabilities and obligations, in each case prior to August 30, 2013, (ii) all Liabilities relating to, arising out of or resulting from a breach of the MLR Services Agreement (whether before, at or after the Separation) as a result of any action or inaction on the part of any member of the Company Group, (iii) all Liabilities relating to, arising out of or resulting from (A) any product or the distribution, sale or servicing of any product issued by any member of the Company Group or (B) the supervision of any registered representative or sales office with respect to any product issued by any member of the Company Group, in each case of both subparts (A) and (B) herein, in respect of all products issued by any member of the Company Group regardless of whether the product was issued prior to or following the Separation and without regard to which entity or distribution organization or channel sold the product or may have engaged in any alleged misconduct, excluding any Liabilities described in clauses (i), (iii) and (iv) of the definition of “Specified Shared Liabilities,” and (iv) that portion of the Liabilities in respect of Claims allocated on Schedule 4.1 allocated to any member of the Company Group.

“Specified MetLife Liabilities” means, excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement, (i) all Liabilities relating to, arising out of or resulting from Walnut Street Securities, Inc. and its historical operations, liabilities and obligations, in each case prior to August 30, 2013, (ii) all Liabilities relating to, arising out of or resulting from a breach of the MLR Services Agreement (whether before, at or after the Separation) as a result of any action or inaction on the part of any member of the MetLife Group, (iii) all Liabilities relating to, arising out of or resulting from (A) any product or the distribution, sale or servicing of any product issued by any member of the MetLife Group or (B) the supervision of any registered representative or sales office with respect to any product issued by any member of the MetLife Group, in each case of both subparts (A) and (B) herein, in respect of all products issued by any member of the MetLife Group regardless of whether the product was issued prior to or following the Separation and without regard to which entity or distribution organization or channel sold the product or may have engaged in any alleged misconduct, excluding any Liabilities described in clauses (i), (iii) and (iv) of the definition of “Specified Shared Liabilities,” (iv) all Liabilities relating to, arising out of or resulting from a member of the MetLife Group providing administrative services on behalf of an employer’s self-funded benefit plan, other services provided in relation to an employer’s statutory obligations under applicable law, or services where the member is not a fiduciary, but specifically excluding any Liabilities relating to, arising out of or resulting from MetLife’s MetLife Resource division (“MLR”), and (v) that portion of the Liabilities in respect of Claims allocated on Schedule 4.1 allocated to any member of the MetLife Group.

“Specified Shared Liabilities” means, excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement, and in each case without regard to whether a member of the Company Group or the MetLife Group issued the product giving rise to the Liability:

(i) all Liabilities arising under Section 9.2(a) of the Mango Purchase Agreement, including all Liabilities arising from any Claim that includes, in whole or in part, any such Liabilities, except for any Liabilities arising from a breach of the representations and warranties contained in Section 3.1(a) (Organization, Authority and Enforceability), Section 3.3. (Title to Shares), Section 3.4 (Title to Purchased Property), Section 3.5 (Capitalization) and Section 3.7 (Brokers) of the Mango Purchase Agreement;

(ii) to the extent not covered by subsection (i) of this section, all Liabilities relating to, arising out of or resulting from the operations, liabilities, or obligations of the MetLife Premier Client Group, and its predecessor organizations, including New England Financial (collectively “MPCG”), MetLife Securities, Inc. (now known as MSI Financial Services, Inc.) (“MSI”), and New England Securities (“NES”) prior to July 1, 2016 with respect to the distribution, sale or servicing of any non-proprietary product or other activity where the Loss does not arise from the distribution, sale or servicing of a Company Group or MetLife Group product, including without limitation any theft, Ponzi scheme, fraudulent conduct, or wrongful or unlawful behavior for which any member of the MetLife Group or the Company Group is alleged to have responsibility;

(iii) to the extent not covered by clauses (ii), (iii) or (iv) of the definition of Specified MetLife Liabilities and clauses (ii) and (iii) of the definition of Specified Company Liabilities, all Liabilities relating to, arising out of or resulting from the administration, recordkeeping, enrollment, education and other services that MLR, before or following the Effective Date, provides to healthcare, educational, governmental and other nonprofit employers and their 403(b) and other similar retirement plan participants;

(iv) all Liabilities relating to any employment, compensation, or employee benefit claims brought by or on behalf of brokers, agents or representatives of MPCG (including any predecessor career distribution channels), as well as any other sales-force, sales agency or sales operation associates or other Persons whose primary responsibility is the provision of firm support services, shared support services or broker-dealer services for MPCG (including employees or independent contractors, consultants or statutory employees, or other Persons serving a similar function) (collectively, the “MPCG Employee Group”) arising from the operations of MLIC or NELICO solely in their capacity as employers and/or employing/contracting entities of the MPCG Employee Group; and

(v) to the extent not covered by the definition of Specified MetLife Liabilities or Specified Company Liabilities or subsection (iv) of this section, all Liabilities relating to any employment, compensation, or employee benefit claims of any employees of any member of the MetLife Group or the Company Group prior to the Separation to the extent incurred in connection with, relating to, arising out of or resulting from the preparation of and transactions contemplated by the Master Separation Agreement, the Transaction Documents, the Corporate Reorganization, the Corporate Reorganization Agreements, the Separation or the Distribution.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, equity interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

“Subleases” means those certain sublease agreements to and by Brighthouse Services, LLC for all or a portion of certain premises that the MetLife Group members lease under the Real Property Leases, as detailed on the attached Schedule 1.1(f).

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the members of the board of directors or similar governing body of such entity.

“Tagline” means the endorsement phrase or slogan “Established by MetLife.”

“Tax” has the meaning ascribed thereto in the Tax Separation Agreement.

“Tax Advisor” means KPMG LLP.

“Tax Receivables Agreement” means the Tax Receivables Agreement, substantially in the form attached hereto as Exhibit D, to be entered into by and between MetLife and the Company.

“Tax Separation Agreement” means the Tax Separation Agreement, substantially in the form attached hereto as Exhibit E, to be entered into by and between MetLife and the Company.

“Territory” means the United States of America.

“Transaction Documents” shall have the meaning set forth in Section 3.2(b).

“Transactions” means, collectively, (i) the Separation, (ii) the Distribution, and (iii) all other transactions contemplated by this Agreement or any Transaction Document.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit F, previously entered into by and among MetLife Services and Solutions, LLC and Brighthouse Services, LLC, and, for purposes of Article VIII thereof only, MetLife and the Company.

“Travelers Plans and Trust” means the following: (i) Deferred Compensation Plan for Travelers Life and Annuity Agents; (ii) Deferred Compensation Plan for California Travelers Life and Annuity Agents; (iii) Travelers Life and Annuity Division Retirement Plan for Agents; (iv) Travelers Life and Annuity Division Retirement Plan for Senior Agents; and (v) any trust backing these liabilities.

ARTICLE II.

THE SEPARATION

2.1. Transfer of Assets; Assumption of Liabilities; Consideration.

(a) To the extent not already transferred or assumed prior to the Effective Date, following the execution and delivery of this Agreement by each of the Parties hereto (and in any event no later than the Separation):

(i) Except as may be agreed between the Parties, MetLife shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to the Company or certain of its Subsidiaries designated by the Company, and the Company or such Subsidiaries shall accept from MetLife and its applicable Subsidiaries, all of MetLife’s and such Subsidiaries’ respective rights, titles and interests in and to all Company Assets; and

(ii) Subject to Article IV, and as may be agreed between the Parties, (A) the Company and certain of its Subsidiaries designated by the Company shall accept, assume and agree faithfully to perform, discharge when due and fulfill the

Company Liabilities, in accordance with their respective terms and (B) the Company and such Subsidiaries shall be responsible for all Company Liabilities, regardless of when or where such Company Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Date, regardless of where or against whom such Company Liabilities are asserted or determined or whether asserted or determined prior to the Effective Date, and, excluding the Excluded BA Liabilities, regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the MetLife Group or the Company Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) If at any time or from time to time (whether prior to or after the Separation Date), any Party (or any other member of the MetLife Group or the Company Group, as applicable) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document or Corporate Reorganization Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(c) Notwithstanding anything herein to the contrary, nothing herein shall be deemed to require the transfer, assignment, conveyance or delivery of any Asset that by operation of applicable Law or pursuant to any contract or other agreement cannot be transferred, assigned, conveyed, delivered or assumed, including any Company Asset that cannot be transferred, assigned, conveyed, delivered or assumed without a Consent that has not been obtained. Notwithstanding anything herein to the contrary, following the Separation Date, to the extent any member of the Company Group has not received, or otherwise does not have possession of, a Company Asset or any Claim or benefit arising thereunder or resulting therefrom, due to any failure to receive or procure a Consent required thereby, then (i) MetLife shall, or shall cause the applicable member of the MetLife Group to, in each case, to the extent legally permitted, reasonably practicable and not in violation of any contract or other agreement, provide the applicable member of the Company Group (A) the right to use such Assets or (B) similar goods or services in lieu thereof, (ii) the Parties shall reasonably cooperate, and cause the other applicable members of the MetLife Group or the Company Group, as applicable, to reasonably cooperate, in connection with the covenants set forth in clause (i) of this paragraph, and (iii) each of the Parties shall use reasonable best efforts, and reasonably cooperate with each other, to obtain any necessary Consent and transfer any such Asset as promptly as reasonably practicable. To the extent that any such Company Asset cannot be transferred or the full benefits or use of any such Asset cannot be provided to the Company Group following the Separation Date pursuant to this Section 2.1(c), then the Parties shall use their reasonable best efforts to, or cause their applicable Affiliates to, enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (including, for the avoidance of doubt, taking into account tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent. MetLife shall hold in trust for, and pay to the

Company, promptly upon receipt thereof, all income, proceeds and other monies received by MetLife derived from its use of any Asset that would be a Company Asset in connection with the arrangements under this Section 2.1(c). The Company shall be responsible for, and shall promptly pay all payment and other obligations relating to any Asset that would be a Company Asset in connection with the arrangements under this Section 2.1(c) and for all reasonable costs of obtaining any Consent to transfer, assign, convey, deliver or assume such Asset; provided that Section 5.10 shall control in the case of Records or Non-Records.

(d) From the Separation Date through the second anniversary of the Separation Date, if any member of the MetLife Group or the Company Group identifies any Intellectual Property or Software not previously assigned or otherwise transferred by MetLife and its Subsidiaries to the Company that meets the Company IP Transfer Standard and is not listed or described on Schedule 2.2(a)(v)(B), then MetLife shall (or shall cause its applicable Subsidiaries to) promptly assign any such Intellectual Property or Software owned by a member of the MetLife Group to the Company or its designee for no additional consideration, subject to the terms and conditions of this Agreement (including Section 2.6) or, upon the request of the Company, transfer the license of any such Intellectual Property or Software licensed from a third party to the Company or its designee (at the Company’s request), subject to the terms of such license and any fees for Consents. To the extent any such transfer requires payment of any additional compensation to any third party, such compensation shall be paid fifty percent (50%) by each of MetLife and the Company, and the Company shall, upon receipt of any invoice from any member of the MetLife Group in respect thereof, promptly, and in any event within ten (10) Business Days, pay all such amounts owed to the applicable member of the MetLife Group.

(e) From the Separation Date through the second anniversary of the Separation Date, if any member of the MetLife Group or the Company Group identifies any item of Intellectual Property or Software that was assigned or otherwise transferred to the Company or one of its Subsidiaries on, prior to, or after the Separation Date that meets the MetLife IP Transfer Standard, then the Company shall (or shall cause its applicable Subsidiaries to) promptly assign and transfer any such Intellectual Property or Software owned by a member of the Company Group to MetLife or its designee for no additional consideration, subject to the terms and conditions of this Agreement (including Section 2.6) or, upon the request of MetLife, transfer the license of such Intellectual Property or Software licensed from a third party to MetLife or its designee (at MetLife’s request) subject to the terms of such license and any fees for Consents. To the extent any such transfer requires payment of any additional compensation to any third party, such compensation shall be paid fifty percent (50%) by each of MetLife and the Company, and MetLife shall, upon receipt of any invoice from the Company or any of its Subsidiaries in respect thereof, promptly, and in any event within ten (10) Business Days, pay all such amounts owed to the applicable member of the Company Group.

(f) From the Separation Date through the second anniversary of the Separation Date, if, following the Separation Date, any member of the MetLife Group or the Company Group identifies any item of Intellectual Property (other than trademarks or domain names) or Software not previously licensed, assigned or otherwise transferred by the MetLife

Group to the Company Group that is primarily, but not exclusively, used in the Company Business and is not listed or described on Schedule 2.2(a)(v)(B), then it will advise the other Party of the same and to the extent that the Company requests that the member of the MetLife Group do so and to the extent that a member of the MetLife Group (i) has the right to do so without paying material (in comparison to the value of such applicable Intellectual Property) additional compensation to a third party, and (ii) has any requisite Consent in connection therewith, MetLife will, and will cause its applicable Subsidiaries to, promptly license or sublicense, on a non-exclusive basis, the applicable Intellectual Property or Software to the Company or its designee (at the Company’s request) for no additional consideration other than as provided in this Section 2.1(f); provided, however, that where the immediately preceding clause (ii) is not satisfied, MetLife will, and will cause its Subsidiaries to, use commercially reasonable efforts to secure any such required Consent. Any such license or sublicense shall be (1) subject to the terms and conditions of this Agreement and the underlying license or similar arrangement in respect of any such Intellectual Property or Software, and (2) consistent, where applicable, with the terms and conditions set forth in the Intellectual Property License Agreement. Any such additional compensation or fee or similar payment in respect of a required Consent shall be paid fifty percent (50%) by each of MetLife and the Company, and the Company shall, upon receipt of any invoice from MetLife or any of its Subsidiaries in respect thereof, promptly, and in any event within ten (10) Business Days, pay all such amounts owed to the applicable member of the MetLife Group. Notwithstanding the foregoing, MetLife shall have no obligations to license or seek to license rights for any member of the Company Group’s use of the Peanuts® characters, copyrights or trademarks after the Separation Date.

(g) MetLife, for itself and its Affiliates, does hereby remise, release and quitclaim to Brighthouse Holdings, LLC, all of the right, title, interest and claim that MetLife or its Affiliates has in and to the original drawing by Tom Everhart on a whiteboard located in the Gragg Building, Room 7.140, Charlotte, North Carolina. At any time, at the reasonable request of any member of the Company Group, MetLife and its Affiliates shall, no later than the tenth (10th) Business Day following the receipt of such request, cause MetLife and its Affiliates, as applicable, to execute and deliver a quitclaim deed and/or other documents in form and substance reasonably acceptable to MetLife reflecting and evidencing the conveyance set forth in this provision.

2.2. Company Assets.

(a) For purposes of this Agreement, “Company Assets” shall mean (without duplication and in each case other than the Excluded Assets):

(i) all Assets primarily relating to the Company Group other than Intellectual Property and Software;

(ii) all Assets reflected as Assets of the Company and its Subsidiaries in the Company Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Company Balance Sheet;

(iii) the Assets listed or described on Schedule 2.2(a)(iii) and all other Assets that were transferred to the Company or to any member of the Company Group by the Corporate Reorganization Agreements, or designated by this Agreement or any Transaction Document as Assets to be transferred to the Company or any other member of the Company Group;

(iv) (A) all Company Contracts and (B) all issued and outstanding capital stock or membership or partnership interests of the entities listed on Schedule 2.2(a)(iv);

(v) all Intellectual Property and Software listed or described on Schedule 2.2(a)(v)(A) or that meets the Company IP Transfer Standard, in each case excluding (A) any Intellectual Property and Software listed or described on
Schedule 2.2(a)(v)(B), and (B) any Intellectual Property and Software owned or held by any member of the Company Group that is used or held for use primarily, but not exclusively, in the Company Business;

(vi) any Non-Records of any member of the Company Group (A) in the possession of the Company Group or (B) after Separation requested by a member of the Company Group from a member of the MetLife Group as permitted hereunder and delivered thereafter by any member of the MetLife Group or its Representatives, with such Non-Records only becoming Company Assets upon such delivery; and

(vii) any and all Assets (other than Intellectual Property and Software) owned or held immediately prior to the Separation Date by MetLife or any of its Subsidiaries that are used primarily in the Company Business; provided, however, that no Asset shall be deemed a Company Asset solely as a result of this clause (vii) unless a claim with respect thereto is made by the Company on or prior to the first anniversary of the Separation Date.

For the avoidance of doubt, the Company Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b).

(b) For the purposes of this Agreement, “Excluded Assets” shall mean:

(i) the Excluded Contracts and any other contracts and agreements listed or described on Schedule 2.2(b)(i);

(ii) all Assets primarily relating to the MetLife Group; and

(iii) any and all Assets that are expressly contemplated by the Corporate Reorganization Agreements, this Agreement or any Transaction Document as Assets to be retained by MetLife or any other member of the

MetLife Group, or that are not otherwise expressly contemplated as being included as Company Assets.

2.3. Company Liabilities.

(a) For the purposes of this Agreement, “Company Liabilities” shall mean (excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement, and in each case other than the Excluded Liabilities):

(i) subject to Section 4.1, the Liabilities listed or described on Schedule 2.3(a)(i), the Specified Company Liabilities, and all other Liabilities that are expressly provided by this Agreement or any Transaction Document or Corporate Reorganization Agreement as Liabilities assumed or to be assumed by the Company or any other member of the Company Group, and all agreements, obligations and Liabilities of the Company or any other member of the Company Group under this Agreement or any of the Transaction Documents or Corporate Reorganization Agreements;

(ii) all Liabilities to the extent relating to, arising out of or resulting from:

(A) the operation of the Company Business, as conducted at any time before, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any member of the Company Group at any time on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Company Assets (including any Company Contracts and any real property and leasehold interests) or other Assets of the Company Group, in any such case whether arising before, on or after the Separation Date;

(iii) all Liabilities reflected as liabilities or obligations of the Company or its Subsidiaries in the Company Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Company Balance Sheet;

(iv) any Liabilities accrued or incurred by any member of the Company Group after the date of the Company Balance Sheet, subject to any discharge of such Liabilities prior to the Separation Date;

(v) all Company Employee Liabilities; and

(vi) subject to Section 4.1, all Liabilities arising out of claims made by MetLife’s or the Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the MetLife Group or the Company Group with respect to the Company Business.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean:

(i) (A) subject to Section 4.1, any and all Liabilities that (x) are expressly contemplated by this Agreement, any Transaction Document, Corporate Reorganization Agreement or the basis of presentation underlying the Company Carve-Out Financial Statements as Liabilities to be retained or assumed by MetLife or any other member of the MetLife Group or as operations to be excluded from the historic financial reporting of the Company or (y) should be excluded from the historic financial reporting of the Company consistent with the methodology applied in the basis of presentation of the Company Carve-Out Financial Statements, and (B) all agreements and obligations of any member of the MetLife Group under this Agreement or any of the Transaction Documents or Corporate Reorganization Agreements;

(ii) any and all Liabilities (other than Specified Shared Liabilities) of a member of the MetLife Group relating to, arising out of or resulting from any Excluded Assets;

(iii) all MetLife Employee Liabilities; and

(iv) subject to Section 4.1, and excluding any Specified Company Liabilities or Specified Shared Liabilities, any and all Liabilities arising from the gross negligence or recklessness of, or theft, fraud or a knowing violation of Law by any member of the MetLife Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of, or otherwise acting on behalf of, any member of the Company Group (including any employee of the MetLife Group who devoted a majority of their working time to, or whose job description was substantially focused on, the operations of the Company Business)) (such Liabilities the “Excluded BA Liabilities”).

(c) Any Liabilities of any member of the MetLife Group not expressly referenced in Section 2.3(a) are Excluded Liabilities and none of the Excluded Liabilities shall be Company Liabilities.

2.4. Termination of Agreements.

(a) Except as provided in Section 2.4(b), the Company, on behalf of itself and each other member of the Company Group, on the one hand, and MetLife on behalf of itself and each other member of the MetLife Group, on the other hand, hereby terminate, effective as of the Separation, any and all agreements, arrangements, commitments or understandings, whether or not in writing, solely between or among the Company or any other member or members of the Company Group, on the one hand, and MetLife or any other member or members of the MetLife Group, on the other hand (such terminated agreements, arrangements, commitments or understandings, excluding any such agreement, arrangement or commitment described in Section 2.4(b), the “Terminated Contracts”). Subject to Section 2.4(b), no such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Notwithstanding the foregoing, the provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements or commitments (or to any of the provisions thereof):

(i) the agreements, arrangements, commitments and understandings set forth on Schedule 2.4(b)(i);

(ii) the agreements, arrangements, commitments and understandings set forth on Schedule 2.4(b)(ii), which the Parties shall, and shall cause their applicable Subsidiaries to, use reasonable best efforts to amend to reflect such new, arm’s-length terms, to remove the applicable member or members of the Company Group or the MetLife Group as a party to such agreements and to release such Person from any and all obligations thereunder, in each case as the Parties reasonably determine;

(iii) this Agreement and the Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Document to be entered into or continued by either of MetLife or the Company or any of the other members of the MetLife Group or the Company Group, as applicable);

(iv) the Corporate Reorganization Agreements;

(v) the guarantees, indemnification obligations, surety bonds and other credit support agreements, and other arrangements, commitments or understandings listed or described on Schedule 2.4(b)(v) (the “Guarantees”);

(vi) any agreements, arrangements, commitments or understandings to which any Person other than MetLife and the Company and their respective Affiliates is a party listed or described on Schedule 2.4(b)(vi) (it being understood that to the extent that the rights and obligations of the Parties and the other members of the MetLife Group or the Company Group, as applicable, under any such agreements, arrangements, commitments or understandings constitute Company Assets or Company Liabilities, they shall be assigned pursuant to Section 2.1);

(vii) any accounts payable, accounts receivable or loan between a member of the MetLife Group, on the one hand, and a member of the Company Group, on the other hand, accrued or incurred as of the Separation Date; and, each of MetLife and the Company hereby agree to, and to cause their applicable Subsidiaries and the other members of the MetLife Group and Company Group, as applicable, to, make prompt (and in any event within 45 days) payment upon receipt by the applicable member of the MetLife Group or the Company Group of a final invoice or other written record provided to the obligor within one (1) year of the Separation Date in respect of such payable, receivable or loan; and

(viii) any other agreements, arrangements, commitments or understandings that this Agreement or any Transaction Document or Corporate Reorganization Agreement expressly contemplates shall survive the Separation Date.

(c) With respect to the agreements set forth on Schedule 2.4(c), by the Separation Date, the Company hereby agrees that it shall have entered into a new agreement(s) or made other arrangements with the non-MetLife Group entities named in the agreements set forth in Schedule 2.4(c) that result in MetLife and each other applicable member of the MetLife Group being discharged from any liability resulting from the sale of Company products post Separation.

2.5. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. METLIFE (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE METLIFE GROUP) AND THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE COMPANY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY TRANSACTION DOCUMENT OR IN ANY CORPORATE REORGANIZATION AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT, ANY CORPORATE REORGANIZATION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, IS REPRESENTING OR WARRANTING OR HAS MADE ANY REPRESENTATION OR WARRANTY IN ANY WAY AS TO THE ASSETS, BUSINESSES

OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSACTION DOCUMENT OR ANY CORPORATE REORGANIZATION AGREEMENT, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.6. Governmental Approvals and Consents. To the extent that the Corporate Reorganization, the Separation or the Distribution requires any Governmental Approvals or Consents, the Parties shall use their reasonable best efforts to obtain such Governmental Approvals and Consents, including by preparing all documentation and making all filings necessary to obtain such Governmental Approvals and Consents. Solely and to the extent in connection with obtaining such Governmental Approvals and Consents, each Party shall promptly furnish to the other Party copies of any notices or written communications received by it or any of its Affiliates from any Governmental Authority with respect to the transactions contemplated by the Corporate Reorganization Agreements, this Agreement or any Transaction Document, and subject to applicable Laws, each Party, as applicable, shall, to the extent practicable, permit counsel to the other Party a reasonable opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by it or any of its Affiliates to any Governmental Authority concerning the transactions contemplated by the Corporate Reorganization Agreements, this Agreement or any Transaction Document. Subject to applicable Laws and solely and to the extent in connection with obtaining such Governmental Approvals and Consents, each Party agrees to reasonably cooperate with the other Party in connection with any communications with any Governmental Authorities concerning or in connection with the transactions contemplated by the Corporate Reorganization Agreements, this Agreement or any Transaction Document and, to the extent it deems appropriate under the circumstances in its sole discretion, each Party shall provide the other Party the opportunity, with reasonable advance notice, to participate in substantive meetings or discussions, either in person or by telephone, between such Party or any of its

Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated by the Corporate Reorganization Agreements, this Agreement or any Transaction Document, and each Party further agrees that, to the extent consistent with applicable Laws, it shall use its reasonable best efforts to share with the other Party information received from Governmental Authorities, in substantive meetings or discussions in which such other Party did not participate, that would reasonably be expected to be of interest to the other Party.

2.7. Novation of Assumed Company Liabilities.

(a) Subject to Article IV, each of MetLife and the Company, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities that constitute Company Liabilities, or to obtain in writing the unconditional release of all parties to such agreements or arrangements other than any member of the Company Group, so that, in any such case, the Company and its Subsidiaries shall be solely responsible for such Liabilities; provided, however, that, unless otherwise contemplated in this Agreement or any Transaction Document, neither MetLife nor the Company shall be obligated to pay any consideration therefor to any third party from whom any such consent, approval, substitution or amendment is requested.

(b) If MetLife or the Company is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the MetLife Group shall continue to be bound by such agreement, lease, license or other obligation and, unless not permitted by Law or the terms thereof, the Company shall, as agent or subcontractor for MetLife or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of MetLife or such other Person that constitute Company Liabilities, as the case may be, thereunder from and after the Separation Date. MetLife shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Company, promptly, all money, rights and other consideration received by any member of the MetLife Group in respect of such performance (unless any such consideration is an Excluded Asset) and shall, at the Company’s sole expense, use its reasonable best efforts to collect any such money, rights or other consideration. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, MetLife shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any other member of the MetLife Group to the Company without payment of further consideration and the Company shall, without the payment of any further consideration, assume such rights and obligations.

2.8. Novation of Liabilities other than Company Liabilities.

(a) Subject to Article IV, each of MetLife and the Company, at the request of the other Party, shall use its reasonable best efforts to (i) obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities (A) for which a member of the MetLife Group and a member of the Company Group are jointly or severally liable and that do not constitute Company Liabilities or (B) of MetLife or any other member of the MetLife Group (other than any Company Liability), or (ii) obtain in writing the unconditional release of all parties to such arrangements other than any member of the MetLife Group, so that, in any such case, the members of the MetLife Group shall be solely responsible for such Liabilities; provided, however, that unless otherwise contemplated in this Agreement or any Transaction Document, neither MetLife nor the Company shall be obligated to pay any consideration therefor to any third party from whom any such consent, approval, substitution or amendment is requested.

(b) If MetLife or the Company is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Company Group shall continue to be bound by such agreement, lease, license or other obligation and, unless not permitted by Law or the terms thereof, MetLife shall cause a member of the MetLife Group, as agent or subcontractor for such member of the Company Group, to pay, perform and discharge fully all the obligations or other Liabilities of such member of the Company Group thereunder, solely to the extent they do not constitute Company Liabilities, from and after the Separation Date. The Company shall cause each member of the Company Group, without further consideration, to pay and remit, or cause to be paid or remitted, to MetLife or to another member of the MetLife Group specified by MetLife, promptly, all money, rights and other consideration received by any member of the Company Group in respect of such performance (unless any such consideration is a Company Asset), and shall, at MetLife’s sole expense, use its reasonable best efforts to collect any such money, rights or other consideration. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Company shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any other member of the Company Group to MetLife or to another member of the MetLife Group specified by MetLife without payment of further consideration and MetLife, without the payment of any further consideration shall, or shall cause such other member of the MetLife Group to, assume such rights and obligations.

ARTICLE III.

INTERCOMPANY TRANSACTIONS AS OF THE CLOSING DATE

3.1. Time and Place of Closing. Subject to the terms and conditions of this Agreement, including the conditions specified in Section 3.4 and Section 3.7(b), the Transactions shall be consummated on or prior to a closing (the “Closing”) to be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 8:00 a.m., New York City time, on the date on which the Separation is consummated or at such other place or at such other time or on such other date as MetLife and the Company may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

3.2. Closing Transactions.

(a) The Separation contemplated by Article II shall be effected on or prior to the Closing.

(b) Other than as set forth on Schedule 3.2(b)(i), on or prior to the Closing Date, the Parties shall enter into, and (as necessary) shall cause their applicable Affiliates to enter into, the agreements set forth below (collectively, the “Transaction Documents”):

(i) the Transition Services Agreement;

(ii) the Registration Rights Agreement;

(iii) the Tax Receivables Agreement;

(iv) the Tax Separation Agreement;

(v) the Intellectual Property License Agreement;

(vi) the Investment Management Agreements; and

(vii) the agreements set forth on Schedule 3.2(b)(ii).

(c) Prior to the Distribution, MetLife shall mail a notice of internet availability of the Information Statement or the Information Statement to the Record Holders and post such notice on its website.

(d) The Company shall prepare, file with the SEC and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by the Corporate Reorganization, this Agreement or any Transaction Document or Corporate Reorganization Agreement.

(e) Each of the Parties shall take all such actions as may be necessary or appropriate under federal or state securities laws or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(f) The Company shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the Company

Common Stock to be distributed in the Distribution on the applicable national securities exchange approved by the MetLife board of directors or an applicable committee thereof for such listing, subject to official notice of listing.

(g) Prior to the Separation, each individual who will be an employee of any member of the Company Group from and after the Separation and who is a director or officer of any member of the MetLife Group shall have resigned or been removed from each such directorship and office held by such person at the relevant member(s) of the MetLife Group, effective no later than immediately prior to the Separation.

(h) Prior to the Separation, except as set forth on Schedule 3.2(h), each individual who will be an employee of any member of the MetLife Group from and after the Separation and who is a director or officer of any member of the Company Group shall have resigned or been removed from each such directorship and office held by such person at the relevant member(s) of the Company Group, effective no later than immediately prior to the Separation.

(i) The Parties shall, subject to Section 3.7(b), take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.4 to be satisfied and to effect the Separation, including the Distribution, on the Closing Date.

3.3. Amended and Restated Certificates of Incorporation and Amended and Restated Bylaws. At or prior to the Separation, MetLife and the Company shall each take all necessary actions that may be required to provide for the adoption by the Company of the Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit G (the “Charter”), and the Amended and Restated Bylaws of the Company in the form attached hereto as Exhibit H (the “Amended and Restated Bylaws”) and the filing of the Charter with the Secretary of State of the State of Delaware.

3.4. Conditions to Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by the MetLife board of directors, or an applicable committee thereof, of the following conditions:

(a) The MetLife board of directors shall, in its sole and absolute discretion, have authorized and approved the Corporate Reorganization, any other transfers and assumptions of liabilities contemplated by this Agreement, the Transaction Documents and any related agreements, the Separation and the Distribution, and shall not have withdrawn such authorization and approval.

(b) The MetLife board of directors shall have declared the dividend of Company Common Stock to the Record Holders, such dividend to be paid to the Record Holders as part of the Distribution pursuant to the terms and conditions set forth herein.

(c) The SEC shall have declared the Registration Statement on Form 10 in respect of the Distribution, of which the Information Statement is a part, effective under the Exchange Act, no stop order suspending the effectiveness of such Registration Statement on Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

(d) The notice of internet availability of the Information Statement shall have been mailed to MetLife’s stockholders as contemplated by Section 3.2(c).

(e) The applicable national securities exchange approved by the MetLife board of directors, or an applicable committee thereof, for listing of the Company Common Stock shall have accepted the Company Common Stock for listing, subject to official notice of issuance.

(f) The Corporate Reorganization shall have been completed.

(g) The private letter ruling that MetLife received from the Internal Revenue Service regarding certain significant issues under the Code relating to the transaction will not have been revoked or modified in any material respect as of the Closing Date.

(h) MetLife shall have received an opinion from its Tax Advisor, in form and substance satisfactory to MetLife in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the Distribution will qualify for non-recognition of gain or loss to MetLife and MetLife’s stockholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares.

(i) No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect) by any Governmental Authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of MetLife shall have occurred or failed to occur that prevents the consummation of the Distribution.

(j) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the MetLife board of directors, or an applicable committee thereof, would result in the Distribution having a material adverse effect on MetLife or the MetLife stockholders.

(k) The actions set forth in Sections 3.2(b), (c), (g) and (h) and Section 3.3 shall have been completed.

The foregoing conditions may be waived only by the MetLife board of directors, or an applicable committee thereof, in its sole and absolute discretion, are for the sole benefit of MetLife and shall not give rise to or create any duty on the part of the MetLife board of directors, or any applicable committee thereof, to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Section 8.6 or alter the consequences of any such termination from those specified in Section 8.6. Any determination made by the MetLife board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.4 shall be conclusive.

3.5. Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of Company Assets and the assumption of Company Liabilities provided for in Section 2.1(a)(i) and Section 2.1(a)(ii), on or prior to the Separation Date (i) MetLife shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of MetLife’s and its applicable Subsidiaries’ (other than the Company’s and its Subsidiaries’) right, title and interest in and to the Company Assets to the Company and its Subsidiaries, and (ii) the Company shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Company Liabilities by the Company or member of the Company Group, as appropriate. All of the foregoing documents contemplated by this Section 3.5 shall be referred to collectively herein as the “MetLife Transfer Documents.”

3.6. Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a) To the extent any Excluded Asset or Excluded Liability is transferred to a member of the Company Group at the Separation or is owned or held by a member of the Company Group after the Separation, from and after the Separation:

(i) The applicable member of the Company Group shall promptly assign, transfer, convey and deliver to the applicable member of the MetLife Group, and the applicable member of the MetLife Group shall accept from the applicable member of the Company Group, all of the Company Group’s collective and/or respective, as applicable, rights, titles and interests in and to such Excluded Assets; and

(ii) The applicable member of the MetLife Group shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer and conveyance of Excluded Assets and the assumption of Excluded Liabilities set forth in Section 3.6(a)(i) and Section 3.6(a)(ii): (i) the Company shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Company’s and its applicable Subsidiaries’ right, title and interest in and to the Excluded Assets to MetLife and its

Subsidiaries, and (ii) MetLife shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by MetLife or a member of the MetLife Group, as appropriate.

(c) To the extent that the transfer of such Excluded Assets and the assumption of such Excluded Liabilities require any Governmental Approvals or Consents, the Parties shall use their reasonable best efforts to obtain such Governmental Approvals and Consents.

(d) If and to the extent that the valid, complete and perfected transfer or assignment to the MetLife Group of any Excluded Assets or the assumption by the MetLife Group of any Excluded Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval that has not been obtained, then, unless MetLife and the Company mutually shall otherwise determine, the transfer or assignment to the MetLife Group of such Excluded Assets or the assumption by the MetLife Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed, such Consents or Governmental Approvals have been obtained, or until otherwise mutually determined by MetLife and the Company in each of their sole discretion.

(e) If any transfer or assignment of any Excluded Asset intended to be transferred or assigned hereunder or any assumption of any Excluded Liability intended to be assumed by the MetLife Group hereunder is not consummated on the Separation Date, whether as a result of the failure to obtain any required Governmental Approvals or Consents under Section 3.6(c) or for any other reason, then, insofar as reasonably possible, (i) the member of the Company Group retaining such Excluded Asset shall thereafter hold such Excluded Asset for the use and benefit of MetLife (at MetLife’s expense) and (ii) MetLife shall, or shall cause its applicable Subsidiaries to, pay or reimburse the member of the Company Group retaining such Excluded Liability for all amounts paid or incurred in connection with such Excluded Liability. In addition, the member of the Company Group retaining such Excluded Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by MetLife in order to place MetLife in the same position as if such Excluded Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset, is to inure from and after the Separation Date to the MetLife Group.

3.7. Distribution.

(a) The Company shall, and shall cause its Subsidiaries to, cooperate with MetLife to accomplish the Distribution, and shall, at the direction of MetLife, use its reasonable best efforts to promptly take, or cause its Subsidiaries to promptly take, any and all actions necessary or desirable to effect the Distribution. Each of the Parties will provide, or cause the applicable member of the MetLife Group or the Company Group, as applicable, to provide, to the transfer agent of MetLife or, at the direction of MetLife, the distribution agent or any other agent assisting in the Distribution, all documents and information required to complete the Distribution.

(b) The board of directors of MetLife, or an applicable committee thereof, shall, in its sole and absolute discretion, determine the record date and distribution date in respect of the Distribution and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything herein to the contrary, the board of directors of MetLife, or an applicable committee thereof, in its sole and absolute discretion, may at any time and from time to time until the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or any part of the Distribution.

(c) Subject to the terms and conditions set forth in this Agreement, (i) prior to the Distribution, for the benefit of and distribution to the MetLife stockholders on the record date for the Distribution (the “Record Holders”), MetLife will deliver to the distribution agent for the Distribution [•]% of the issued and outstanding shares of Company Common Stock then owned by MetLife and book-entry authorizations for such shares and (ii) on or shortly after the Separation Date, MetLife shall instruct the distribution agent to (A) receive and distribute to each Record Holder (including The Depository Trust Company or Cede & Co., if applicable) electronically, by direct registration in book-entry form, the number of whole shares of Company Common Stock to which such Record Holder is entitled as part of the Distribution and (B) receive and hold the aggregate number of fractional shares of Company Common Stock to which all such Record Holders would have been entitled as part of the Distribution, each as calculated by the distribution agent in accordance with Section 3.8 below.

3.8. Fractional Shares. MetLife will direct the distribution agent to, as soon as practicable following execution of this Agreement (including, in the case of clause (b), commencing on the day following the Separation Date, and in the case of clause (c), commencing as soon as practicable after the Separation Date), (a) determine, based, in part, on information received from (i) The Depository Trust Company or Cede & Co., as applicable, and (ii) the custodian of the MetLife Policyholder Trust pursuant to the terms of the MetLife Policyholder Trust Agreement, the number of whole shares of Company Common Stock that each Record Holder (including The Depository Trust Company or Cede & Co., if applicable, and the trustee of the MetLife Policyholder Trust) is entitled to receive in the Distribution, as well as the number of fractional shares to which each such Record Holder would have been entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell, or cause to be sold, the whole shares obtained thereby in open market transactions at then prevailing trading prices; provided, however, that any broker-dealer acting on behalf of the distribution agent shall not be an Affiliate of MetLife or the Company, and (c) distribute on a pro rata basis to each such Record Holder, such Record Holder’s ratable share of the net proceeds of such sales, based upon the weighted average price per share of Company Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax law and less any transaction fees. Neither MetLife nor the Company will pay any interest on the proceeds from the sale of such shares.

ARTICLE IV.

ALLOCATIONS AND TREATMENT OF CLAIMS; INDEMNIFICATION

4.1. Allocations and Treatment of Claims; Procedures in Respect of Third Party Claims Not Set Forth on Schedule 4.1.

(a) Schedule 4.1 lists the allocation of Liabilities between the Parties for certain Claims. The Parties agree that they are bound by the allocations as set forth on Schedule 4.1 and that they shall not dispute such allocations. The allocations set forth on Schedule 4.1 supersede all prior arrangements among the Parties (or their respective Affiliates) or any of them concerning each Party’s respective Liability in respect of such Claims or any other Claim concerning or arising out of the same facts and circumstances as a Claim so listed on Schedule 4.1. Notwithstanding anything herein to the contrary, any allocation of Liabilities in respect of Claims, including in respect of Specified Shared Liabilities, shall represent the allocation of Liabilities between the Parties for amounts that exceed any litigation reserves in respect of such Claim set forth on the Books and Records of any member of the MetLife Group or the Company Group, as applicable, as of the Separation Date.

(b) The handling of and allocation of Liabilities arising from any Claim made under any Transaction Document shall be governed by the terms of the Transaction Document under which the Claim is made. In respect of direct or indirect Liability for any Claim asserted or otherwise raised by a Person who is not a member of the MetLife Group or the Company Group at the time the Claim is made (a “Third Party Claim”), including any Claims relating to Sections 4.2, 4.3 and 4.4, the Parties shall come to an agreement governing additional procedures, supplementing those provided below in this Section 4.1, governing control of, and responsibility for, the conduct and defense of such Liabilities and Claims, known or unknown and as may arise in the future.

(c) The Losses for any Claim may be allocated to more than one Party or its respective business.

(d)

(i) The Company Group shall assume, be responsible for, and control in its sole discretion the defense or handling, including settlement pursuant to the terms of Schedule 4.1(d), of any Third Party Claim solely involving or in respect of Specified Company Liabilities, regardless of, in the case of a lawsuit, arbitration or other formal legal proceeding, the party named as a defendant or alleged to be liable for the Claim.

(ii) The MetLife Group shall assume, be responsible for, and control in its sole discretion the defense or handling, including settlement pursuant to the terms of Schedule 4.1(d), of any Third Party Claim solely involving or in respect of Specified MetLife Liabilities, regardless of, in the case of a lawsuit, arbitration or other formal legal proceeding, the party named as a defendant or alleged to be liable for the Claim.

(iii) Subject to Schedules 4.1, 4.1(d) and 4.2(c), the MetLife Group shall have the right to assume, be responsible for, and control in its discretion the defense or handling, including settlement pursuant to the terms of Schedule 4.1(d), of any Third Party Claim solely involving or in respect of Specified Shared Liabilities or that is allocated, in whole or in part, to any member of the MetLife Group on Schedule 4.1, and may, at its sole discretion tender the defense or handling of such Claim to the Company Group, which shall not unreasonably refuse to accept any such tender.

(iv) Subject to clause (iii), the Company Group and the MetLife Group shall cooperate in good faith and as set forth in the Litigation Cooperation Guidelines to be adopted by the Parties and Schedules 4.1 and 4.2(c) hereto on the conduct of the defense or handling of any Third Party Claim. Each Party shall make its employees reasonably available to the other to assist in a Third Party Claim, including acting as a witness, at no hourly or other charge for time, but the requesting party shall bear any out-of-pocket costs associated with such assistance.

(v) To the extent not covered by clauses (i) – (iii), where the Parties agree that all Losses or Liabilities in respect of a Third Party Claim are entirely allocable to one Party (the “Allocated Party”), the Allocated Party shall assume, be responsible for, and control in its sole discretion the defense or handling, including settlement pursuant to the terms of Schedule 4.1(d), of such Third Party Claim, regardless of, in the case of a lawsuit, arbitration or other formal legal proceeding, the party named as a defendant or alleged to be liable for the Claim.

(e) A Party in possession of or receiving notice of any Third Party Claim for which it is not or contends that it is not entirely liable under the terms of this Agreement and for which it intends to demand indemnification pursuant to Section 4.2 or Section 4.3, as applicable (the “Claiming Party”), must send a written notice (a “Claim Notice”) to the other Party and any other Person in the MetLife Group or the Company Group, as applicable, that, according to the Claiming Party, may bear all, or part of, the Losses thereby (each recipient of a Claim Notice, together with the Claiming Party, the “Relevant

Parties”). The Claiming Party must send the Claim Notice as soon as reasonably practicable but in any event within seven (7) days of becoming aware of its claim for indemnification, and such Claim Notice must contain a reasonable explanation of the claim, a proposed allocation of the Losses and attach all papers served in connection with such Third Party Claim, as further described in the Litigation Cooperation Guidelines. Failure to issue a Claim Notice within such seven (7) day period, shall not affect the rights or obligations of such Claiming Party other than if an indemnifying party shall have been actually prejudiced as result of such failure.

(f) Any Party that receives a Claim Notice shall have fourteen (14) days after receipt of the Claim Notice in which to object to the allocation of Losses proposed in the Claim Notice by issuing a written notice of objection setting forth a reasonable explanation of the objection (an “Objection Notice”). Each Objection Notice must be sent to all Relevant Parties. If no Objection Notice is issued within fourteen (14) days of receipt of a Claim Notice, the allocation proposed in the Claim Notice shall become final and binding on the Parties.

(g) The Relevant Parties shall have a period of fifteen (15) Business Days from the date of the Objection Notice to unanimously agree on the allocation of the liability for such Claim (including the related Losses), which agreement shall be final and binding; provided, however, that such period may be extended as mutually agreed by the Relevant Parties. Until the Relevant Parties agree on the allocation of Losses for any Third Party Claim that is the subject of a Claim Notice, the Claiming Party shall not make, and shall procure that there is not made, any admission of liability, agreement, settlement or compromise with any person nor consent, and procure that there is not consented, to the entry of any judgment or final order in relation to any such Claim, except as otherwise agreed among the Relevant Parties or as otherwise required pursuant to applicable Law. If no agreement on allocation is reached by the expiration of the period set forth in this Section 4.1(g), the Relevant Parties shall immediately try to resolve the matter in accordance with Article VI.

4.2. General Indemnification by the Company. Subject to Section 4.8, except (i) as provided in Sections 4.1 or 4.4, (ii) as otherwise provided under any Transaction Document or Corporate Reorganization Agreement, or (iii) as required by applicable Law, the Company shall indemnify, defend and hold harmless (A) each member of the MetLife Group, and (B) each of their respective Affiliates, directors, officers and employees, (collectively, (A) and (B) and each of their respective heirs, executors, successors and assigns, the “MetLife Indemnified Parties” or the “Group Individuals”), from and against any and all Losses actually suffered or incurred by or imposed on such MetLife Indemnified Parties to the extent relating to, arising out of or resulting from any of the following:

(a) (i) the Company and each other member of the Company Group, including the operations, liabilities and obligations of the Company Business or any other of the Company Group’s businesses, and (ii) the failure by the Company Group to pay, perform or otherwise promptly discharge any Liabilities or contractual obligations of the businesses of the Company and each other member of the Company Group, in each case arising before, on or after the Separation Date and in each case, excluding any Specified MetLife Liabilities or Specified Shared Liabilities;

(b) the Guarantees (including the GALIC Guarantee) and, except to the extent it relates to an Excluded Liability, any other guarantee, indemnification obligation, surety bond, capital maintenance agreement or other credit support agreement, arrangement, commitment or understanding by any member of the MetLife Group for the benefit of any member of the Company Group that survives the Separation;

(c) the Specified Company Liabilities and the Company’s share of any Specified Shared Liability as allocated in Schedule 4.2(c);

(d) any breach by any member of the Company Group of this Agreement or any of the Transaction Documents or Corporate Reorganization Agreements (other than the Transaction Documents and Corporate Reorganization Agreements set forth on Schedule 4.2(d)) or any action by the Company in contravention of its Charter or Amended and Restated Bylaws, which, for the avoidance of doubt, shall be subject to Article VI;

(e) any untrue statement, alleged untrue statement, omission or alleged omission of a material fact disclosed or otherwise contained in any report, schedule, form or other document filed with, or furnished to, the SEC or any other Governmental Authority by any member of the MetLife Group and publicly available (the “MetLife Public Filings”), or any failure or alleged failure to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any of the MetLife Indemnified Parties by any member of the Company Group or incorporated by reference by the MetLife Group from any report, schedule, form or other document filed with, or furnished to, the SEC or any other Governmental Authority by any member of the Company Group (the “Company Public Filings”) and publicly available, and then only if that statement or omission was made or occurred after the Separation;

(f) any distribution or servicing agreements assigned, in whole or in part (and if in part, solely relating to, arising out of or resulting from such part), to any member of the Company Group by any member of the MetLife Group in connection with the Separation, from and after the effective date of such assignment until such time as such applicable assignor is released from any and all Liabilities in respect of the relevant distribution or servicing agreement, or such Liabilities are otherwise novated from such applicable assignor to the Company Group; provided, however, that nothing in this subsection (f) shall limit the period in which MetLife may make a claim for indemnification;

(g) any untrue statement, alleged untrue statement of or omission to state a material fact contained in any Form 10, information statement or Company Public Filing related to the Separation, except to the extent that the statement was made or omitted in reliance upon information or materials provided to the Company or any other member of the Company Group by any member of the MetLife Group (other than those Persons identified on Schedule 4.2(g)) expressly for use in such Form 10, information statement or Company Public Filing related to the Separation;

(h) the Company Liabilities or the failure by the Company to obtain any required Consent, approval, release, substitution or amendment in connection with the novation of Company Liabilities pursuant to Section 2.7;

(i) the NELICO Plans, including pursuant to any guarantee made by MetLife thereunder or in respect thereof; provided, that the Company may set off against any such indemnification obligation hereunder any unpaid amounts due from MetLife in respect of Article II of the Employee Matters Agreement;

(j) in the case of any NELICO Plan where services continue to be provided by a third party through a contract with MetLife or any other member of the MetLife Group after the Separation Date, any breach by the Company or any other member of the Company Group of such third party contract;

(k) the failure by the Company or any other member of the Company Group to timely provide employment termination information to MetLife or a member of the MetLife Group, as required pursuant to Article V of the Employee Matters Agreement, but only where such failure results in the imposition of penalties under Section 409A of the Code; and

(l) the provision of information by any member of the MetLife Group to any member of the Company Group required to be provided pursuant to, and as and on the terms contemplated by, Section 7.1 of the Employee Matters Agreement.

4.3. General Indemnification by MetLife. Subject to Section 4.8, except (i) as provided in Sections 4.1 or 4.4, (ii) as otherwise provided under any Transaction Document or Corporate Reorganization Agreement or (iii) as required by applicable Law, MetLife shall indemnify, defend and hold harmless (A) each member of the Company Group and (B) each of their respective Affiliates, directors, officers and employees (collectively, (A) and (B) and each of their respective heirs, executors, successors and assigns, the “Company Indemnified Parties”), from and against any and all Losses actually suffered or incurred by or imposed on such Company Indemnified Parties to the extent relating to, arising out of or resulting from any of the following:

(a) (i) MetLife and each other member of the MetLife Group, including the operations, liabilities and obligations of the MetLife Group’s businesses, and (ii) the failure by the MetLife Group to pay, perform or otherwise promptly discharge any Liabilities or contractual obligations of the businesses of MetLife and each other member of the MetLife Group, in each case arising before, on or after the Separation Date, and in each case, excluding any Specified Company Liabilities or Specified Shared Liabilities;

(b) except to the extent it relates to a Company Liability, any other guarantee, indemnification obligation, surety bond, capital maintenance agreement or other credit support agreement, arrangement, commitment or understanding by any member of the Company Group for the benefit of any member of the MetLife Group that survives the Separation;

(c) the Specified MetLife Liabilities and MetLife’s share of any Specified Shared Liability as allocated in Schedule 4.2(c);

(d) any breach by any member of the MetLife Group of this Agreement or any of the Transaction Documents or Corporate Reorganization Agreements (other than the Transaction Documents and Corporate Reorganization Agreements set forth on Schedule 4.3(d)) or any action by MetLife in contravention of its certificate of incorporation or by-laws, which, for the avoidance of doubt, shall be subject to Article VI;

(e) any untrue statement, alleged untrue statement of, omission or alleged omission to state a material fact contained in any Company Public Filing, or any failure or alleged failure to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Company Group by any member of the MetLife Group or incorporated by reference by any member of the Company Group from any MetLife Public Filings, and then only if such statement or omission was made or occurred after the Separation;

(f) the Liabilities of the MetLife Group described in Section 2.8(a) or the failure by MetLife to obtain any required Consent, approval, release, substitution or amendment in connection with the novation of such Liabilities pursuant to Section 2.8 other than Company Liabilities;

(g) any untrue statement, alleged untrue statement of or omission to state a material fact contained in any Form 10, information statement or other Company Public Filing related to the Separation, in each case to the extent, but only to the extent, the statement was made or omitted in reliance upon information or materials provided by the MetLife Group (other than those Persons identified on Schedule 4.3(g)) expressly for use in such Form 10, information statement or other Company Public Filing related to the Separation;

(h) the failure to timely provide or to provide timely access, in each case as required by this Agreement, to the Company or any other applicable member of the Company

Group of the NELICO Plans and Travelers Plans and Trust Records and Non-Records that are set forth on Schedule 4.3(h);

(i) the provision of information by any member of the Company Group to any member of the MetLife Group required to be provided pursuant to, and as and on the terms contemplated by, Section 7.1 of the Employee Matters Agreement;

(j) all Liabilities in any way arising out of or relating to the sale of BLIC’s 27.8% interest in MetLife China to MLIC (excluding any Liabilities for Taxes, which shall be governed exclusively by the Tax Separation Agreement, the Tax Receivables Agreement, and that certain Stock Purchase Agreement, dated December 16, 2016, by and between MLIC and BLIC);

(k) any Liabilities of the Company Group for or related to any obligation pursuant to any abandoned property, unclaimed property, escheatment or similar Law in connection with, relating to, arising out of, or resulting from the delivery of the shares of Company Common Stock distributed in the Distribution, due to a determination by an unclaimed property regulator or a court that the dormancy period applicable to the underlying MetLife stock, as opposed to the issue date of the Company Common Stock, should have been applied to the shares of Company Common Stock distributed in the Distribution; and

(l) any Action in respect of any event or series of events occurring prior to the Separation Date brought by any insurance regulatory authority with jurisdiction over BLIC related to the simplified issue term business sold through MetLife’s US Direct business organization and issued by BLIC prior to the Separation Date.

4.4. Contribution.

(a) If the indemnification provided for in this Article IV is unavailable to, or insufficient to hold harmless, an Indemnified Party under Sections 4.2(e) and (g) or Sections 4.3(e) and (g) hereof in respect of any Losses referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions that resulted in Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The information set forth in the Form 10, information statement or other Company Public Filing relating to the Distribution that is supplied by the MetLife Group in writing and is set forth on Schedule 4.4 shall be the only “information supplied by” the MetLife Group for purposes of Sections 4.2(e) and (g) or Sections 4.3(e) and (g) hereof.

(b) MetLife and the Company agree that it would not be just and equitable if any contribution pursuant to this Section 4.4 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.4(a). The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in paragraph (a) above shall be deemed to include, subject to the limitations set forth above, any legal or other out-of-pocket fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Claim.

4.5. Indemnification Obligations Net of Insurance Proceeds; Other Amounts.

(a) Any Loss subject to indemnification or contribution pursuant to this Article IV shall be calculated on an After-Tax Basis and shall be net of Insurance Proceeds or amounts recovered by the Indemnified Party from any other Person alleged to be responsible therefor or otherwise contractually obligated in connection therewith, in each case that actually reduce the amount of the Loss. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other applicable amounts from any other Person, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or other applicable amounts had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties do not intend for the indemnification provisions hereunder to relieve an insurer who would otherwise be obligated to pay any claim from responsibility, or have any subrogation rights, with respect thereto (including if an indemnification payment is made by the Indemnifying Party to the Indemnified Party prior to resolution of such claim as contemplated in Section 4.5(a)). MetLife and the Company shall, and shall cause each Indemnified Party to, use its commercially reasonable efforts to cooperate and promptly seek to collect or recover any and all available Insurance Proceeds in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article IV; provided that the inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The Indemnified Party shall, and shall cause its Affiliates to use commercially reasonable efforts (including bringing Claims against any insurer or similar counterparty, where applicable) to mitigate any Loss to the extent required under applicable Law upon becoming aware of any event that would reasonably be expected to, or does, give rise to such Loss.

4.6. Privilege. The Company hereby agrees that all privileged communications in any form or format whatsoever between or among MetLife, any other member of the MetLife Group, any member of the Company Group, or any of their respective officers, directors, employees, agents or representatives and their counsel (whether internal or outside), that relate to the negotiation, documentation and consummation of this Agreement, the Distribution, or any associated or affiliated transactions contemplated thereby or preliminary thereto (the “Transaction Communications”) shall remain privileged after the Separation Date, and that the Transaction Communications, any privilege attaching thereto, and the expectation of client confidence relating thereto shall belong solely to MetLife or the other members of the MetLife Group or their employees, as applicable, and not the Company or any other members of the Company Group or their employees, and shall not pass to or be claimed by the Company or any other members of the Company Group or their employees.

In addition, the Company agrees that the transfer of Assets by MetLife or any of its Affiliates to the Company under this Agreement, the Distribution, or any associated or affiliated transactions contemplated thereby or preliminary thereto, shall not constitute, and the Company (on behalf of itself and its Affiliates) agrees not to assert that such transfer constitutes, a waiver of any privilege attaching to the Transaction Communications. The Company agrees that it will not, and will cause each of its Affiliates not to, use in a manner adverse to MetLife or any of its Affiliates any Transaction Communications that are in the possession of the Company or any of its Subsidiaries after Separation.

From and after the Separation Date, upon any legal personnel, manager or executive officer of the Company or any of its Affiliates becoming aware of the existence of Transaction Communications in the possession of the Company or any of its Affiliates that such Person knows or reasonably should know to be Transaction Communications or, if any time after the Separation Date, upon the request of MetLife upon discovering that specified Transaction Communications are in the possession of the Company or any of its Affiliates after Separation, the Company hereby agrees to, and to cause its Affiliates to, reasonably promptly notify, and thereafter reasonably promptly (unless a request for specific Transaction Communications is made by MetLife, in which case, the Company shall promptly identify, and, once identified, immediately) return to MetLife or destroy (at MetLife’s option) such Transaction Communications. The Company and its Affiliates acknowledge and agree that any Transaction Communications that are known to be Transaction Communications shall not be used for any purpose and shall be maintained separately from the Company’s records and kept strictly confidential. Upon notification by MetLife that any specified materials constitute Transaction Communications, the Company and its Affiliates shall, as soon as commercially practicable, cease to use such Transaction Communications and, at MetLife’s expense, return to MetLife or destroy (at MetLife’s option) such Transaction Communications as provided for herein.

4.7. Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article IV shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, which shall include reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article IV shall not be affected by (i) any investigation made by or on behalf of any Indemnified Party; (ii) the Indemnified Party’s knowledge of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Claim against any claimant or plaintiff asserting such Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) The provisions of this Article IV shall not apply to Claims or Losses related to Taxes. On or before the Separation Date, the Parties shall enter into the Tax Separation Agreement and Tax Receivables Agreement. To the extent that any representations, warranties, covenants and agreements between the Parties with respect to Tax matters are set forth in the Tax Separation Agreement and Tax Receivables Agreement, such Tax matters shall be governed exclusively by the Tax Separation Agreement and the Tax Receivables Agreement and not by this Agreement.

(d) Other than Losses arising from any Third Party Claim, and notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable for any Losses pursuant to Section 4.2 or Section 4.3 unless and until the amount of Losses from any matter or series of matters relating to the same underlying facts and circumstances exceeds $100,000.

4.8. Remedies Cumulative; Limitations of Liability. The rights provided in this Article IV shall be cumulative and, subject to the provisions of Article VI, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither the Company or any other member of the Company Group, on the one hand, nor MetLife or any other member of the MetLife Group, on the other hand, shall be liable to the other for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that any such Loss with respect to a Third Party Claim shall be considered direct damages) of the other arising in connection with the Transactions or any of the other Transaction Documents or Corporate Reorganization Agreements.

4.9. Survival of Indemnities. The rights and obligations of each of MetLife and the Company and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

4.10. Release of Terminated Contracts.

(a) Except as provided in Section 4.10(c), effective as of the Separation, the Company does hereby, for itself and each other member of the Company Group, remise, release and forever discharge each MetLife Indemnified Party, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), arising under any Terminated Contract and any agreement, arrangement, commitment or understanding set forth on Schedule 4.10(a) hereto, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Transactions.

(b) Except as provided in Section 4.10(c), effective as of the Separation, MetLife does hereby, for itself and each other member of the MetLife Group, remise, release and forever discharge each Company Indemnified Party, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), arising under any Terminated Contract and any agreement, arrangement, commitment or understanding set forth on Schedule 4.10(b) hereto, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement the Transactions.

(c) Nothing contained in Sections 4.10(a) or (b) shall impair any right of any Person to enforce this Agreement, any Transaction Document, any Corporate Reorganization Agreement or any other agreement that is not a Terminated Contract or set forth on Schedules 4.10(a) or (b) hereto, to the extent any such Person has such right, including any obligation existing prior to the Separation Date of any member of the Company Group or the MetLife Group, as applicable, to indemnify any Person who has been a Representative of any member of the Company Group or the MetLife Group at any time on or prior to the Separation.

(d) The Company shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against MetLife or any other member of the MetLife Group, or any other Person released pursuant to Section 4.10(a), with respect to any Liabilities released pursuant to Section 4.10(a). MetLife shall not make, and shall not permit any other member of the MetLife Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against the Company or any other member of the Company Group, or any other Person released pursuant to Section 4.10(b), with respect to any Liabilities released pursuant to Section 4.10(b).

(e) It is the intent of each Party, by virtue of the provisions of this Section 4.10, to provide for a full and complete release and discharge of all Liabilities existing or arising from any Terminated Contract or any agreement, arrangement, commitment or understanding set forth on Schedules 4.10(a) or (b) hereto, between or among any member of the Company Group, on the one hand, and any member of the MetLife Group, on the other hand, except as otherwise set forth in Section 4.10(c). At any time, at the request of any member of the MetLife Group or the Company Group, each member of the Company Group or the MetLife Group, respectively, shall, no later than the fifth (5th) Business Day following the receipt of such request, cause each applicable member of the MetLife Group or the Company Group, as applicable, to execute and deliver releases, in form and substance reasonably satisfactory to such delivering party, reflecting the provisions hereof.

ARTICLE V.

OTHER COVENANTS, AGREEMENTS AND OBLIGATIONS

5.1. Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of MetLife and the Company shall cooperate with each other and use (and shall cause their respective Affiliates to use) reasonable best efforts, prior to, on and after the Separation Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the Transactions and the Transaction Documents.

(b) Without limiting the foregoing, prior to, on and after the Separation Date, each of MetLife and the Company shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Separation Date, use its reasonable best efforts to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and each of the Transactions, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Company Assets and the assignment and assumption of the Company Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Closing Date, MetLife and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by MetLife, the Company, any other member of the MetLife Group or the Company Group, as applicable, to effectuate the Transactions. On or prior to the Closing Date, MetLife and the Company shall take all actions as may be necessary, if any, to approve the stock-based employee benefit plans of the Company in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the applicable national securities exchange, if applicable.

5.2. Confidentiality; Access.

(a) From and after the Separation, subject to Section 5.2(c) and except as contemplated by this Agreement or any Transaction Document, MetLife shall not, and shall cause the MetLife Group, their respective Affiliates and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to any member of the Company Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any Company Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the Company Group under this Agreement or any Transaction Document, then the Company Confidential Information so used or disclosed shall be used only as required to perform such services. The MetLife Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

(b) From and after the Separation, subject to Section 5.2(c) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause the Company Group, its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to MetLife or any other member of the MetLife Group or use or otherwise exploit for its own benefit or for the benefit of any third party, any MetLife Confidential Information. If any uses or disclosures are made in connection with providing services to any member of the MetLife Group under this Agreement or any Transaction Document, then the MetLife Confidential Information so used or disclosed shall be used only as required to perform such services. The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the MetLife Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

(c) If MetLife or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by rule, regulation, oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or self-regulatory authority, or pursuant to applicable Law, to disclose or provide any Company Confidential Information or MetLife Confidential Information, as applicable, the entity or person receiving such request or demand shall use all reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable, and to the extent permitted by Law, under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy. The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide, without liability hereunder, only that portion of any Company Confidential Information or MetLife Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d) From and after the Separation until the twelve (12) month anniversary of the Separation Date, each of MetLife and the Company (in such capacity, the “Access Party”) shall afford to the other and its Representatives reasonable access upon reasonable notice during normal business hours, at the sole cost and expense of such other Party, to any MetLife Employee or Company Employee, as applicable, who, prior to the Separation Date, worked for or on behalf of such other Party or performed any services in respect of the other Party’s respective businesses (in such capacity an “Other Party Employee”) solely for the purpose of assisting such other Party in receiving information with respect to such other Party, to the extent reasonably required by such other Party, including technical know-how, from such Other Party Employee arising solely from such Person’s capacity as an Other Party Employee. The Access Party shall reasonably cooperate with such other Party, at such other Party’s sole cost and expense, to furnish such access and information; provided that such access does not unreasonably interfere with the conduct of the business of the Access Party or any of its Affiliates. Without limiting the terms thereof, Sections 5.2(a) – (c) shall govern the obligations of such other Party and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2(d).

5.3. Insurance Matters.

(a) As of the Separation Date, the Company has procured and shall maintain a dedicated six (6) year run-off tail insurance policy for any Group Individuals in respect of: (i) Director and Officer liability coverage, (ii) coverage for liabilities under United States federal and state securities laws and (iii) fiduciary liability coverage in respect of pension plans covering employees of the Company Group. The Parties hereby agree that such tail insurance policy shall provide for policy limits in an amount no less than $200 million, and a deductible or retentions in an amount no higher than $25 million.

(b) As of the Separation Date, with respect to any Company Assets, Company Liabilities, the members of the Company Group and their respective businesses or any pre-Separation event, fact or circumstance relating thereto, the Company has procured and shall maintain a dedicated six (6) year run-off tail insurance policy for Professional Liability/Errors & Omissions liability coverage including Cyber Liability and Employment Practices Liability coverage (the “PLE&O Coverage”). The Parties hereby agree that such PLE&O Coverage shall provide for policy limits in an amount no less than $100 million, and a deductible or retentions in an amount no higher than $10 million. The Company hereby agrees to provide reasonable evidence of the PLE&O Coverage to MetLife on the Separation Date.

(c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Agreement is intended to waive or abrogate in any way MetLife’s or the Company’s own rights to insurance coverage for any Liability, whether relating to MetLife or any other member of the MetLife Group or the Company Group or otherwise.

5.4. Covenants Against Taking Certain Actions and to Perform Under Existing Contracts.

(a) Except to the extent otherwise contemplated by this Agreement or any Transaction Document (including the Registration Rights Agreement), the Company hereby covenants and agrees that it shall not, and shall cause its Subsidiaries not to take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under applicable Law (a “Company Action”), which has the effect, directly or indirectly, of restricting or limiting the ability of MetLife or any of its Affiliates to freely sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock (a “Restriction”), in each case without the prior written consent of MetLife which consent may not be unreasonably withheld, conditioned or delayed, other than in the case of (i) any Company Action expressly purporting to limit, or directly limiting, by contractual agreement or otherwise, the ability of MetLife or any of its Affiliates to sell, transfer, assign, pledge or otherwise dispose of shares of Company Common Stock, or (ii) any Company Action which would have a disproportionate negative effect (including by absence of any positive effect, right or privilege) on MetLife or its Affiliates as a Company stockholder in relation to any other Company stockholder or Company stockholders generally, in which such cases, such consent shall be at the sole discretion of MetLife. Without limiting the generality of the foregoing, the Company shall not, without the prior written consent of MetLife, take any Company Action, or recommend to its stockholders any action, which would limit the legal rights of, or deny any benefit to, MetLife or its Affiliates as a Company stockholder in a manner not applicable to Company stockholders generally. Notwithstanding anything to the contrary in this Section 5.4(a), no Restriction shall be deemed to have occurred under this Section 5.4(a) from any Company Action solely as a result of any market reaction to such Company Action or any related press release or other disclosure or publication regarding such Company Action, if any, (including any decrease in the stock price or sales volume of the Company Common Stock or any other market factors that make the sale of Company Common Stock more difficult), so long as the Company Action, including making or failing to make any election under applicable Law, giving rise to such market reaction was not taken with the intent to, directly or indirectly, result in a Restriction.

(b) For a period of one (1) year following the Separation Date, to the extent that any member of the MetLife Group is a party to any contract or agreement with a third party (i) that provides that certain actions of the Company Group may result in any member of the MetLife Group being in breach of or in default under such agreement and any member of the MetLife Group has advised the Company, or the Company is otherwise aware, of the existence of such contract or agreement (or the relevant portions thereof), (ii) to which any member of the Company Group is a party or (iii) under which any member of the Company Group has performed any obligations or received any benefits on or before the Separation Date, the Company shall not take or fail to take, and shall cause each other member of the Company Group not to take or fail to take, any actions that reasonably could result in any member of the MetLife Group being in breach of or in default under any such contract or agreement. As of the Effective Date, the contracts and agreements described in clause (i) above are set forth or described on Schedule 5.4(b). The Company hereby acknowledges and agrees that MetLife has made available to the Company copies of each contract or agreement (or the relevant portions thereof) described on Schedule 5.4(b). Following the Separation, MetLife shall not, and shall cause the other members of the MetLife Group not to, without the Company’s prior written consent (which may be provided by electronic mail to the email addresses set forth in Section 8.5), enter into any agreement or arrangement that, directly or indirectly, binds or purports to bind any member of the Company Group. In the event the Company provides such prior written consent, Schedule 5.4(b) shall be deemed to be automatically amended to reflect the addition of such other contracts or agreements (or relevant portions thereof).

(c) For a period of one (1) year following the Separation Date, (except as may be set forth to the contrary in the Transaction Documents) to the extent that any member of the Company Group is a party to any contract or agreement with a third party (i) that provides that certain actions of the Company Group may result in any member of the MetLife Group being in breach of or in default under such agreement and any member of the Company Group has advised MetLife, or MetLife is otherwise aware, of the existence of such contract or agreement (or the relevant portions thereof), (ii) to which any member of the MetLife Group is a party or (iii) under which any member of the MetLife Group has performed any obligations or received any benefits on or before the Separation Date, MetLife shall not take or fail to take, and shall cause each other member of the MetLife Group not to take or fail to take, any actions that reasonably could result in any member of the Company Group being in breach of or in default under any such contract or agreement. As of the Effective Date, the contracts and agreements described in clause (i) above are set forth or described on Schedule 5.4(c). MetLife acknowledges and agrees that the Company has made available to MetLife copies of each contract or agreement (or the relevant portions thereof) described on Schedule 5.4(c). Following the Separation, the Company shall not, and shall cause the other members of the Company Group not to, without MetLife’s prior written consent (which may be provided by electronic mail to the email addresses set forth in Section 8.5), enter into any agreement or arrangement that, directly or indirectly, binds or purports to bind any member of the MetLife Group. In the event MetLife provides such prior written consent, Schedule 5.4(c) shall be deemed to be automatically amended to reflect the addition of such other contracts or agreements (or relevant portions thereof).

(d) The Company agrees that in the event that the Company or any other members of the Company Group provide any of the services, facilities, equipment or software provided by or on behalf of MetLife pursuant to the Mango Transition Services Agreement immediately prior to the Separation Date, the Company shall, and shall cause the other applicable members of the Company Group to, continue to provide such services, facilities, equipment and software on behalf of MetLife at the same level of service as set forth in the Mango Transition Services Agreement and otherwise in accordance with the terms and conditions, and for the periods of time, set forth in the Mango Transition Services Agreement. MetLife shall reimburse the Company, or shall cause the Company to be reimbursed, for such services, facilities, equipment and software at the applicable price set forth in the Mango Transition Services Agreement. For the avoidance of doubt, if the Company sells or divests any portion of the Company Group that provides services, facilities, equipment or software pursuant to the Mango Transition Services Agreement, the Company shall, as a necessary, non-waivable condition to such sale or divestiture, provide, or cause a member of the Company Group to provide, for the continuity of such services, facilities, equipment or software, on the price, terms and conditions set forth in the Mango Transition Services Agreement.

(e) Each of the Parties hereby agrees to perform, and they shall each cause their respective Affiliates to perform, all covenants and obligations required to be performed by Affiliates of MetLife pursuant to the Mango Purchase Agreement, as and to the extent applicable, in accordance with the terms and conditions set forth in, and for the periods of time set forth in, the Mango Purchase Agreement. MetLife shall, at the reasonable request and sole expense of the Company, seek to (i) enforce any obligation of Massachusetts Mutual Life Insurance Company under the Mango Purchase Agreement or (ii) enforce any third party counterparty obligations under any nondisclosure agreements between a member of the MetLife Group and any third party under which any member of the Company Group performs any obligations, receives any benefits or is otherwise materially related to the Company Business, in each case providing for any right or benefit to the Company Group.

(f) The Company hereby agrees that in the event that the Company or any other member of the Company Group has entered into or utilized prior to the Separation Date or utilizes or remains a party to on or after the Separation Date any agreement, arrangement, commitment or understanding (including by means of purchase order, unwritten order, telephone, facsimile or email request or otherwise) which any member of the MetLife Group has or previously had with any supplier or vendor for the purchase of any goods or services, the Company shall, and shall cause the other members of the Company Group to, (x) make prompt payment in full when due, and in compliance with the terms of any such agreement, arrangement, commitment or understanding, for any Liability or payment obligation in connection therewith, and (y) to the extent any member of the MetLife Group makes any such payment or suffers any Liability or Loss as a result thereof (excluding any indirect or consequential damages), upon presentation to the Company of reasonable proof of such payment, Liability or Loss, promptly reimburse the applicable member of the MetLife Group for such payment, Liability or Loss within ten (10) Business Days of notice from the applicable member of the MetLife Group to the Company, in each case of clauses (x) and (y), other than as subject to, and to the extent settled pursuant to, Section 2.4(b)(vii).

5.5. No Violations.

(a) The Company covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to the Company’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the MetLife Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the MetLife Group; or (iii) any judgment, order or decree of any Governmental Authority having jurisdiction over any member of the MetLife Group or any of its respective Assets. For purposes of this Section 5.5(a), the “Company’s Knowledge” means the actual knowledge, without inquiry, of the executive officers of the Company; provided that the Company shall be deemed to have knowledge of the provisions of the organizational documents of MetLife.

(b) MetLife covenants and agrees that it shall not, and shall cause its Subsidiaries not to take any action or enter into any commitment or agreement which, to MetLife’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Company Group of: (i) any provisions of applicable Law; (ii) any provision of the organizational documents of the Company; or (iii) any judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its Assets. For purposes of this Section 5.5(b), “MetLife’s Knowledge” means the actual knowledge, without inquiry, of the executive officers of MetLife; provided that MetLife shall be deemed to have knowledge of the provisions of the organizational documents of the Company.

(c) MetLife and the Company each agree to provide to the other Party any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Sections 5.5(a) and 5.5(b).

(d) Notwithstanding Section 5.5(b), nothing in this Agreement is intended to limit or restrict in any way any of MetLife’s or its Affiliates’ rights as stockholders of the Company.

5.6. MLIC Loan Participation Program. The Parties hereby acknowledge that (i) Metropolitan Life Insurance Company (“MLIC”) has been offering certain insurance companies that are or will become a member of the Company Group (“Participants”) the opportunity to acquire participation interests in loans (“Participations”) originated or acquired by MLIC, which may be secured by agricultural or commercial real and/or personal property, (ii) Participations have been offered pursuant to the terms of certain master loan participation agreements between Participants and MLIC (each, an “LPA,” and, collectively, the “LPAs”), and (iii) the LPAs have been managed and serviced by MLIC pursuant to such agreements and the terms of a Master Services Agreement, dated as of the 31st day of December, 2002. The Parties hereby recognize that the LPAs contain provisions that would not typically be made available to unaffiliated third parties and that are not reflective of market terms for participation agreements with unaffiliated third parties. Accordingly, the Parties hereby agree that, no later than the earlier of (1) the date that MetLife Investment Advisors, LLC (“MLIA”) ceases to provide investment management services with respect to loans or Participations secured by agricultural or commercial real and/or personal property on behalf of any Participant pursuant to any investment management agreement between any such Participant and MLIA in effect on January 1, 2017, and (2) the date the Parties cease to be “affiliates” of each other as defined in the applicable state insurance laws (the “LPA Effective Date”), they shall each cause their respective applicable Affiliates to enter into new agreements by the LPA Effective Date, governing both the acquisition of new Participations and existing Participations under the LPAs, containing provisions reflecting rights and obligations of the parties substantially similar to those included in Exhibit I attached hereto. The Company hereby covenants that if such new agreements have not been entered into by Participants by the LPA Effective Date, it shall cause each of the Company’s Affiliates that are parties to an LPA to waive the consent rights in Section 5(c)(ii)(2)-(9) of the LPAs.

5.7. Credit Support and Other Arrangements.

(a) MetLife hereby agrees that each applicable member of the MetLife Group shall maintain in full force and effect each Guarantee which is issued and outstanding as of the date of this Agreement until the earlier of: (i) such time as the contract, or all obligations of any member of the Company Group thereunder, to which such credit support arrangement relates terminates and (ii) such time as such credit support arrangement expires in accordance with its terms or is otherwise released.

(b) MetLife and the Company agree to reasonably cooperate to replace the Guarantees and the Company agrees to secure the release or replacement of any Liability of MetLife and the members of the MetLife Group under any Guarantees and, without limiting the foregoing, prior to the date which is the six-month anniversary of the Separation Date, the Company shall, subject to any applicable regulatory approval or non-objection, cause to be terminated and released all of MetLife’s obligations under the guarantees set forth on Schedule 5.7(b). With respect to all Guarantees, the Company shall be liable to MetLife for (i) all costs borne by any member of the MetLife Group of maintaining such obligations, (ii) fees, as may be agreed between the Parties, to MetLife for maintaining such obligations, and (iii) indemnification and reimbursement obligations with respect to the obligations underlying such guarantees. For the avoidance of doubt, the Company and its Subsidiaries shall be prohibited from modifying any agreement with a third party underlying a Guarantee that would increase or extend the obligations of a member of the MetLife Group under a Guarantee without the prior written consent of MetLife.

(c) The Company shall provide a guarantee in form and substance reasonably satisfactory to MetLife and the applicable members of the MetLife Group supporting the obligations of any member of the Company Group under any Sublease or similar arrangement with such applicable member of the Company Group, as sublessee, and such applicable member of the MetLife Group, as sublessor, entered into in connection with the Separation.

(d) Pursuant to those certain guarantees made by GALIC and described on Schedule 5.7(d) (the “GALIC Guarantees”), GALIC may assign its obligations under the GALIC Guarantees to any entity having a financial strength, credit-worthiness, or claims-paying ability rating from each of A.M. Best, Duff and Phelps, Moody’s and Standard and Poor’s equal to or better than those of GALIC (the “Credit Rating Condition”).

The Company agrees to use reasonable best efforts, promptly following request by GALIC and subject to applicable Law, to accept, or to cause any other Company Group member to accept, an assignment of the GALIC Guarantees and to enter into any assignment and assumption agreements, or similar documentation, as reasonably requested by GALIC, in respect thereof providing for (i) the assumption by the Company or other applicable Company Group member of all of GALIC’s obligations under the GALIC Guarantees, (ii) GALIC’s right to be reimbursed for all amounts paid by GALIC under the GALIC Guarantees and not reimbursed by other parties, and (iii) as of the date that such assignee satisfies the Credit Rating Condition, the automatic and unconditional release of GALIC under the GALIC Guarantees.

In the event that the GALIC Guarantees are assigned to a Company Group member as contemplated in the preceding paragraph and following such assignment another Company Group member satisfies the Credit Rating Condition, the Company shall, promptly following request by GALIC, use reasonable best efforts, subject to applicable Law, to accept (assuming it is the Company Group member satisfying the Credit Rating Condition), or (assuming it is not the Company Group member satisfying the Credit Rating Condition) to cause the Company Group member satisfying the Credit Rating Condition to accept, an assignment of such GALIC Guarantees and to enter into any assignment and assumption agreements, or similar documentation, as reasonably requested by GALIC, in respect thereof providing for the assumption by such Company Group member of all of GALIC’s obligations under the GALIC Guarantees and for the unconditional release of GALIC under the GALIC Guarantees.

Solely with respect to the Registered Guarantees (as defined on Schedule 5.7(d)), from and after the Separation Date until the earlier of the date on which (i) GALIC registers the Registered Guarantees with the SEC on one or more registration statements filed separately from any Company Group member registration statement in respect of the products supported by the Registered Guarantees, (ii) GALIC is unconditionally released under the Registered Guarantees, or (iii) claims can no longer be made under any contracts supported by the Registered Guarantees, (x) the Company and GALIC shall use their respective best efforts to cooperate in causing the registration of each Registered Guarantee with the SEC to be timely updated as part of an annual updating amendment filed by BLIC NY to the registration statement of the product supported by such Registered Guarantee, to the extent that such updating is required under applicable Law or controlling SEC guidance, including, for clarity, the Great-West Life and Annuity Insurance Company, SEC No-Action Letter (Oct. 23, 1990), and (y) in connection therewith, (1) MetLife shall provide to the Company, within 90 days of the end of each of GALIC’s fiscal years, a copy of the audited GAAP financial statements of GALIC prepared by GALIC and MetLife in the ordinary course of business, in each case, prepared in all respects in accordance with the policies, procedures and techniques selected by MetLife for the preparation of such financial statements in its sole discretion, and such information concerning GALIC or the Registered Guarantees as BLIC NY reasonably may need for such amendment to meet the requirements of applicable Law, (2) at least 25 calendar days prior to filing, BLIC NY shall provide GALIC with a draft of such amendment that is complete with regard to disclosure related to the Registered Guarantee, (3) BLIC NY shall promptly provide to GALIC such additional information as GALIC reasonably may request in connection with a review of such draft amendment, (4) GALIC shall provide BLIC NY with any comment on such draft amendment at least 18 calendar days prior to filing, (5) BLIC NY shall, subject to applicable Law, incorporate into the draft any comment provided by GALIC as to disclosure directly concerning GALIC or the Registered Guarantees, and BLIC NY shall reasonably consider any other comment provided by GALIC on such draft amendment, (6) BLIC NY shall provide GALIC with a final version of such amendment at least 10 calendar days prior to filing for review and for signature by GALIC and its applicable officers or directors, (7) GALIC shall use its commercially reasonable efforts to execute such final version of such amendment and return such executed signature pages to BLIC NY at least 6 calendar days prior to filing, and (8) MetLife shall use its commercially reasonable efforts to cause GALIC to provide the Company with access to, and applicable signatures from, any GALIC officers or directors as required under applicable Law or controlling SEC guidance to maintain the registration of the Registered Guarantees on the same registration statements as the underlying products. If BLIC NY files any other amendment to the registration statement for a product supported by the Registered Guarantees, the provisions of clause (y) above shall apply to the preparation of such amendment.

Upon GALIC’s request, the Company shall, and shall cause the relevant Company Group members to, at MetLife’s sole cost and expense, reasonably cooperate with respect to, and promptly take all actions reasonably necessary to effect the buyback or exchange of the Guaranteed Products (as defined on Schedule 5.7(d)), including structuring and executing a buyback or exchange program in accordance with SEC rules (including, in the case of exchange offers, Rule 11a-2 under the Investment Company Act of 1940, as amended).

(e) Following the Separation, subject to the receipt by MetLife, the Company, BLIC or MLIC of consent from the Policyholder for the novation or assignment of the Novated

Policy from BLIC to MLIC (the “Policy Novation”), upon the written request of MLIC, the Company hereby agrees to use its reasonable best efforts, and cause BLIC to use its reasonable efforts, to effect the Policy Novation and assign, or cause to be assigned, all rights, assets, revenues, payments, obligations and Liabilities related to the Novated Policy to MLIC, on terms reasonably acceptable to MLIC and pursuant to an Assumption Reinsurance Agreement substantially in the form set forth on Exhibit J hereto. From and after the effective time of the Policy Novation (the “Policy Novation Effective Time”), the Company shall and shall cause BLIC to pay and remit, or cause to be paid or remitted, to MLIC, promptly, all money, rights and other consideration received by it or any member of the Company Group in respect of the Novated Policy, and shall, at MetLife’s sole expense, use its reasonable best efforts to collect any such money, rights or other consideration. From and after the Effective Date until the Policy Novation Effective Time, the Company shall, and shall cause each other member of the Company Group, to cooperate in good faith, and at MetLife’s sole expense, with MetLife and MLIC in making decisions and determinations relating to or affecting the financial performance or value (to MLIC) of the Novated Policy, including in respect of adding new separate accounts and fee structures, managing liquidity requirements and SA allocation restrictions and processing death claims, IBNR and related matters. For the avoidance of doubt, from and after the Effective Date until the Policy Novation Effective Time, the Company shall, and shall cause each member of the Company Group, to use commercially reasonable efforts to maximize the financial performance or value (to MLIC) of the Novated Policy, including in evaluating and making decisions and determinations relating thereto.

(f) Telecom Equipment. For the eighteen (18) month period following the Effective Date, the Company shall have the option, but not the requirement, to purchase from MetLife any portion of the telecommunications equipment (i) located at Separation in each of the premises subject to the Subleases in the designated areas at each premises generally known as “telecom closets” and (ii) mutually agreed by the Parties as being subject to this option (the “Telecom Equipment”). Upon written notice from the Company to MetLife, prior to the end of the period described in the immediately foregoing sentence, identifying the precise Telecom Equipment to be acquired by the Company, MetLife hereby agrees to promptly sell such equipment to the Company upon receipt from the Company of any amount in cash in immediately available funds equal to the then-current book value of such equipment on the books and records of MetLife as of the date of the applicable notice. MetLife shall have ninety (90) days to remove from the applicable premises any Telecom Equipment not purchased by the Company as measured from the earlier of (x) the eighteen (18) month anniversary of the Effective Date or (y) receipt of a notice from the Company with respect to the specific Telecom Equipment, either exercising or declining the Company’s option with respect to such Telecom Equipment. Such removal shall, at MetLife’s sole discretion, be treated as a “Migration Service” (as such term is defined in the Transition Services Agreement) under the Transition Services Agreement and be governed by the terms applicable to such matters therein.

5.8. Mutual Non-Solicitation of Employees.

(a) For the eighteen (18) month period following the Effective Date, neither Party shall, and each Party shall cause their respective Affiliates not to, solicit with respect to employment any current employee of the other Party or its respective Affiliates with a title of vice president or higher or similar position based on practices in effect at the time of the Separation; provided that nothing in this Section 5.8 shall prevent either Party or its respective Affiliates from soliciting any such employee (i) who has ceased to be employed by such other Party or its respective Affiliates prior to the commencement of the earlier of any such solicitation or any employment discussions related thereto, (ii) pursuant to a generalized solicitation for employees through the use of media advertisements, professional search firms or otherwise that does not target or have the effect of targeting the employees of such other Party or its respective Affiliates, or (iii) who contacts a Party on such person’s own initiative and without any prohibited solicitation thereof.

(b) Notwithstanding the foregoing, the restrictive covenants set forth in Section 5.8(a) in respect of MetLife and the MetLife Group shall terminate and be of no further force and effect upon any of the following: (i) a transaction or series of related transactions in which any person, group of related persons or group of persons acting in concert, directly or indirectly acquires shares of the Company and as a result of such acquisition beneficially owns more than fifty percent (50%) of the outstanding capital stock of the Company, or (ii) the entrance or establishment by the Company (whether by acquisition or otherwise) of any new line of business, products, services or the marketing, sale or administration thereof, change in any material respect any existing products or services of the Company or upon the consummation of one or a series of transactions (whether related or unrelated), in any case whereby, after giving effect to which, the business in which the Company Group is then engaged is substantially changed from the business in which the Company Group is directly or indirectly engaged immediately following the Separation Date.

5.9. Specified Payment Obligations.

(a) The Parties hereby acknowledge that pursuant to the Fee Agreement, MetLife has agreed to pay Morgan Stanley Bank a “Periodic Letter of Credit Fee” (as defined in the Fee Agreement) quarterly on the last business day of each March, June, September and December. The Parties hereby agree that, for the period from and after the Effective Date and ending on the day following ten (10) Business Days following the payment of the last fee due under the Fee Agreement, the Company shall promptly, and in any event within three (3) Business Days following the end of each March, June, September and December, pay to MetLife an amount equal to sixty percent (60%) of the Periodic Letter of Credit Fee.

(b) The Parties hereby acknowledge that pursuant to the terms and subject to the conditions of the Fee Agreement, MetLife may be obligated to pay a termination or early termination fee in connection with the termination of the Fee Agreement, which may be triggered under certain circumstances (including the restructuring referred to in the last sentence of this Section 5.9(b). Unless otherwise agreed by the Parties, the Company shall pay to MetLife an amount equal to sixty percent (60%) of any early termination or similar fee to be payable by MetLife pursuant to the Fee Agreement or the Reimbursement Agreement (triggered by such restructuring or otherwise) by no later than the date any such payment is payable pursuant to the Fee Agreement or the Reimbursement Agreement. If the Company or BLIC desires to restructure the reinsurance arrangement in place between BLIC and MetLife Reinsurance Company of Vermont (“MRV”) and/or any related financing, MetLife shall, and shall cause MRV to, reasonably cooperate with the Company or BLIC in connection with such restructuring.

(c) The Parties hereby acknowledge that pursuant to the Mango Purchase Agreement, MetLife has agreed to make certain payments set forth in Section 7.24 of the Mango Purchase Agreement. The Parties hereby agree that, for the period from and after the Effective Date for so long as such payments are due by MetLife under the Mango Purchase Agreement, the Company shall pay to MetLife an amount equal to 30% of the applicable payment amount set forth in Section 7.24 of the Mango Purchase Agreement for such calendar year (beginning with calendar year 2018), on or before December 15 of the immediately preceding year.

(d) The Parties hereby acknowledge that pursuant to the Mango Purchase Agreement, MetLife has agreed to make certain payments set forth in Section 7.6(e) of the Mango Purchase Agreement. The Parties hereby agree that, for the period from and after the Effective Date for so long as such payments are due by MetLife under the Mango Purchase Agreement, (i) the Company shall make, or cause its applicable Affiliates to make, such payments as, and to the extent, required to be paid by MetLife pursuant to Section 7.6(e) of the Mango Purchase Agreement in respect of any insurance policies, annuity products or other products of the Company or any other member of the Company Group, on the terms and conditions provided therein and (ii) MetLife shall, promptly upon receipt, provide the Company with a copy of any and all information MetLife receives pursuant to Section 7.1(j) of the Mango Purchase Agreement.

(e) The Parties hereby acknowledge that, as of the Effective Date, each of MLIC and NELICO (each, an “Obligor”) has certain contractual obligations to pay former producers (each, an “FP”) renewal commissions for insurance policies and trail commissions for annuity contracts issued by the other or their respective Affiliates (“FP Vested Compensation”). Each Party (in such capacity, a “Payor”) hereby agrees to pay to the other Party, or cause payment to such other Party of, all FP Vested Compensation payments paid or payable by such other Party’s Affiliated Obligor (MLIC or NELICO, as applicable) with respect to insurance policies or annuity contracts issued by such Obligor or its Affiliates, in each case in accordance with the procedures set forth on Schedule 5.9(e) hereto and to the extent consistent with applicable Law. FP Vested Compensation relating to insurance policies or annuity contracts that are subject to regulation under the federal securities Laws shall be paid by each Obligor through, and disbursed to the FP by or on behalf of, an Affiliate of such Obligor that is a registered broker-dealer and member of FINRA.

(f) The Parties hereby acknowledge that, as of the Effective Date, certain separate accounts of the Parties’ insurance company subsidiaries (each “Insurers”) invest contract owner assets in one or more unaffiliated registered investment companies (each, a “VIT”), and certain classes of VIT shares have adopted distribution plans pursuant to Rule 12b-1 of the Investment Company Act of 1940 under which they make payments to the Insurers. The Parties also hereby acknowledge that, as of the Effective Date, in some cases, for administrative ease, a VIT may make a single bundled payment to one Insurer to satisfy its obligations to more than one Insurer. Each Insurer is entitled to its proportionate share of such payments, regardless of which Insurer actually receives the payment; and to the extent that any such commingled payments are made after the Separation, the Parties agree to cooperate with one another to settle accounts promptly and accurately. The Parties further agree that each such Party shall take reasonable steps to provide that, as soon as reasonably possible after the Separation, the VITs shall make any such payments with respect to the Insurers that are members of the Company Group to a post-Separation Subsidiary of the Company and shall make any such payments with respect to Insurers that are members of the MetLife Group to a post-Separation Subsidiary of MetLife.

(g) In connection with the fees and expenses to be incurred under that certain statement of work, dated September 21, 2016, between PricewaterhouseCoopers LLP and MLIC for certain advisory work being provided by PricewaterhouseCoopers LLP related to compliance with the Department of Labor’s fiduciary rule, the Company agrees to promptly pay PricewaterhouseCoopers LP all amounts owed for such fees and expenses when due and payable or, in the event that MLIC first pays such fees and expenses, promptly reimburse MLIC following receipt of a demand for payment, up to $570,926 in the aggregate.

(h) In determining the amount of the payment to be made pursuant to this Section 5.9, other than Sections 5.9(e) and (g), the amount of such payment shall be determined on an After-Tax Basis with the following changes (i) the event giving rise to such payment is the Loss and (ii) the recipient of such payment (or any Affiliate thereof) is the Indemnified Party.

5.10. Obligations with Respect to Records and Non-Records.

(a) With respect to the Records of any member of the Company Group, MetLife and its Affiliates shall have no obligation to maintain or deliver any such Records to the applicable member of the Company Group to extent that if such Records were MetLife Records, they would no longer be required to be retained pursuant to the MetLife Retention Policy or as otherwise required by Law or regulation. For the avoidance of doubt, to the extent a Record has not previously been delivered to the Company Group and its retention period has expired, but it remains subject to a legal hold, MetLife and its Affiliates shall continue to maintain such Record until it is no longer subject to a legal hold or shall deliver such Record to the applicable member of the Company Group or its Representatives.

(b) With respect to Non-Records of any member of the Company Group, MetLife and its Affiliates shall have no obligation to maintain any such Non-Record or deliver such Non-Record to the applicable member of the Company Group to the extent that the Non-Record is more than six (6) years old unless the Parties otherwise agree in writing to a longer retention; provided that if such Non-Record is older than six (6) years but is subject to a legal hold, or is listed or relates to the information listed on Schedule 4.3(h), MetLife and its Affiliates shall continue to maintain such Non-Record until it is no longer subject to a legal hold or shall deliver such Non-Record to the applicable member of the Company Group or its Representatives.

(c) With respect to the request by the Company for delivery of Records and Non-Records of the Company Group, MetLife and its Affiliates other than the Company Group shall use commercially reasonable efforts to locate and deliver such Records or Non-Records; provided that if the request by the Company for either Records or Non-Records is in connection with a request by a Governmental Authority, a litigation or a subpoena, MetLife and its Affiliates shall, subject to the Litigation Cooperation Guidelines, use reasonable best efforts to locate and deliver such Non-Records, and in all such cases shall apply legal holds to the Records and Non-Records in its possession upon the request of the Company; provided that the Company shall provide reasonable specificity under the circumstances to describe the scope of the legal hold.

(d) The Parties shall cooperate in connection with the potential migration of Records and Non-Records, including in the assessment of costs and effort to locate such Records and Non-Records, and MetLife shall cause MetLife Services and Solutions, LLC to provide migration assistance determined in accordance with Section 2.23 of the Transition Services Agreement, to separate such Records and Non-Records from the Records and Non-Records of MetLife and its Affiliates other than the Company Group and to deliver the Records or Non-Records in the format in which they reside or in a format mutually agreed to by the Parties. To the extent that (A) the Parties agree that it is not commercially reasonable to undertake the identification, separation or delivery of Records or Non-Records, (B) the Parties otherwise conclude that such identification, separation or delivery is not advisable or reasonably practical, or (C) the Parties fail to mutually agree on the allocation of costs, including where such Record or Non-Record is a Company Asset, MetLife shall continue to maintain such Records or Non-Records for as long as required by the MetLife Retention Policy or hereunder and, upon the request of the Company, shall use reasonable efforts to make a subset of the Records or Non-Records or the information contained therein available pursuant to procedures agreed upon by the Parties.

(e) MetLife shall notify the Company of each update to the MetLife Retention Policy within a reasonable time following the effective date of such update.

5.11. IFSA.

(a) Within thirty (30) days of the end of each calendar year, the Company shall provide a statement (the “True-Up Statement”) to MetLife detailing, with respect to each Person that is a party (each, an “IFSA Party”) to one or more investment finance services agreements with MLIA as set forth on Schedule

5.11(a) (each, an “IFSA”) (i) to the extent the total Losses (as defined in, and determined pursuant to, the applicable IFSA(s)) incurred by such IFSA Party during such calendar year exceeded the Liability Cap (as defined in the applicable IFSA(s)) applicable to such IFSA Party for such calendar year, the amount of such excess (the “Excess Loss”) or (ii) to the extent such total Losses during such calendar year did not exceed such Liability Cap, an amount equal to the difference between such Liability Cap and such Losses (the “Available Amount”). For the avoidance of doubt, in the event the same IFSA Party is party to more than one IFSA pursuant to the terms of which MLIA’s potential liability in respect of Losses is determined by reference to an aggregate Liability Cap among all such IFSAs, such aggregate Liability Cap shall be used for all calculations made pursuant to this Section 5.11 in respect of such IFSA Party.

(b) Within thirty (30) days after receipt of such True-Up Statement, MetLife shall cause MLIA to reimburse any IFSA Party for any Excess Loss that but for the Liability Cap applicable to such IFSA Party, MLIA would be obligated to pay pursuant to the terms of the applicable IFSA(s); provided, that if the sum of Excess Losses (the “Aggregate Excess Losses”) exceeds the sum of Available Amounts (the “Aggregate Available Amount”), each as set forth in the True-Up Statement, the amount payable by MLIA in respect of any IFSA Party shall be based on (i) such IFSA Party’s pro rata share of Aggregate Excess Losses multiplied by (ii) the Aggregate Available Amount; provided further that for any calendar year, (x) no amounts payable to an IFSA Party pursuant to this Section 5.11 shall exceed such IFSA Party’s Excess Loss, and (y) the total amount payable hereunder shall not exceed the Aggregate Available Amount. To the extent that in any calendar year, after reimbursing all IFSA Parties for any Excess Losses pursuant to this Section 5.11, an unused portion of the Aggregate Available Amount remains as a result of the Aggregate Available Amount exceeding the Aggregate Excess Losses during such calendar year, such unused portion of the Aggregate Available Amount shall in no case be usable to cover Excess Losses pursuant to this Section 5.11 in any previous or subsequent calendar years.

(c) For the avoidance of doubt, any payments made by MLIA pursuant to this Section 5.11 shall not reduce any reimbursements for Losses payable by MLIA pursuant to any IFSA.

(d) For the avoidance of doubt, any reference to “Loss” or “Losses” in this Section 5.11 shall have the meaning as set forth in, and be determined pursuant to, the applicable IFSA(s) and not as otherwise defined in this Agreement.

5.12. License Grants.

(a) License to Use Tagline. MetLife shall cause Licensor, the legal owner of the “METLIFE” Mark and a wholly-owned subsidiary of MetLife, on behalf of itself and each of its Affiliates as of the Separation Date, to grant to Licensee, a wholly-owned subsidiary of the Company, on the terms and conditions set forth in this Section 5.12, a non-exclusive, royalty-free, non-transferable (except in accordance with Section 8.9), sublicensable in accordance with

Section 5.12(b) right and license to use the Tagline from the Separation Date through the Tagline Termination Date, solely for Co-Branded Use, and solely in the Territory; provided that, (i) the foregoing license is limited to Licensee’s use of the Tagline in the Company Business on the types of materials listed in Schedule 5.12(a), and (ii) Licensee may not use the Tagline in the types of materials listed in Schedule 5.12(b). Nothing herein shall restrict or limit any non-trademark uses of the phrase “Established by MetLife” by any Person in the Company Group.

(b) Additional Limitations.

(i) Licensee may sublicense each of the foregoing rights, without the prior written consent of Licensor, (i) to any Person in the Company Group solely in connection with the conduct of the Company Business; (ii) to advertising agencies solely for developing advertising for the Company Business; or (iii) to third parties solely in connection with the conduct of the Company Business, provided, that if Licensee grants any such sublicense of such rights, Licensee shall ensure that any such sublicensee complies with all terms and conditions applicable to Licensee with respect to such rights in this Section 5.12. Licensee’s (and any sublicensees’) use of the Tagline shall be in accordance with the Quality Standards.

(ii) No license or right of any kind is granted in or to the “Snoopy” and any other “Peanuts” comic strip characters and Marks by virtue of this Section 5.12. For clarification, Licensor agrees that in no event shall any Person in the Company Group use the Tagline in proximity to the “Snoopy” or any other “Peanuts” comic strip characters and Marks after the Separation Date.

(c) Territory. Subject to the licenses granted in Section 5.12(a), Licensor acknowledges that certain permitted uses of the Tagline by Licensee may include use on the Internet which may result in the Tagline being displayed, published or otherwise made available outside the Territory, and that such use, if otherwise in accordance with this Section 5.12, will not constitute use of the Tagline outside the Territory or, in and of itself, constitute a breach of the terms of this Section 5.12.

(d) Transition.

(i) Use of Tagline During Transition. Licensee shall cease use of the Tagline on the earliest of (x) eighteen (18) months after the Separation Date (subject to Section 5.12(d)(ii) or Section 5.12(d)(iii)), or (y) the date on which this Section 5.12 terminates pursuant to Section 5.12(n) (the “Tagline Termination Date”). No extension of the rights granted in this Section 5.12 beyond the Tagline Termination Date shall occur except through a formal written amendment to this Agreement signed by the License Parties.

(ii) Notwithstanding Section 5.12(d)(i), if Licensee is unable to cease use of the Tagline in an area within the Territory because approval to cease use is needed from the applicable Governmental Authority, then Licensee (x) may continue to use the Tagline in accordance with this Section 5.12 but solely to the extent required to comply with Law, (y) shall use commercially reasonable efforts to make all other preparations to cease use of the Tagline upon receipt of approval from such Governmental Authority, and (z) shall use commercially reasonable efforts to cease all use of the Tagline within sixty (60) days after receipt of approval from such Governmental Authority in such area within the Territory (in which case such sixtieth (60th) day shall be deemed the Tagline Termination Date for the Tagline in such area within the Territory, as applicable); provided, however, that this Section 5.12(d)(ii) shall apply only with respect to the Tagline if Licensee, in a timely manner at least six (6) months prior to the expiration of the eighteen (18) month period set forth in Section 5.12(d)(i)(x), makes the required filings with, and takes all actions required by, any applicable Governmental Authorities to obtain any required approvals to transition from use of the Tagline and continues to diligently prosecute such filings.

(iii) Notwithstanding the Tagline Termination Date, it shall not be a breach of the terms of this Agreement if Licensee uses the Tagline solely to the extent required to complete filings with any applicable Governmental Authorities for the purpose of reporting the conduct of the Company Business during the term.

(e) Destruction of Materials. Following the Tagline Termination Date, Licensee shall, subject to Section 5.12(d)(ii) and Section 5.12(d)(iii), immediately cease all use of (x) the Tagline, (y) any other Mark that is used in the Company Business that has the effect of diluting the Tagline, and (z) any Mark that is confusingly similar to the Tagline; provided, however, that if use of the Tagline in the Territory pursuant to the terms of this Section 5.12 is determined by Licensor (in Licensor’s sole good faith judgment) to be confusingly similar to, or to have the effect of diluting, the Tagline, Licensee shall as promptly as practicable (i) remove the Tagline from all web-based materials and any other electronic media under Licensee’s control used for servicing, communication, sales, advertising, promotion or marketing, and (ii) use commercially reasonable efforts to destroy all Marked Materials bearing the Tagline; provided further that, Licensee shall not be required to destroy Marked Materials or any materials that include any Marks owned and/or used by Licensor and which are used by Licensee in connection with the Company Business to the extent any of the foregoing must be retained to comply with applicable Laws or Governmental Authorities, Licensee’s reasonable document retention policies, or non-public archival copies. Furthermore, nothing in this Section 5.12(e) shall limit or require destruction of materials that use the word “MetLife” in a non-trademark sense, to the extent that such is used by Licensee in connection with historical references to the Company’s relationship with Licensor or on historical materials related to the Company Business.

(f) Certification of Destruction. As soon as is reasonably practicable after the Tagline Termination Date, Licensee shall send a written statement to Licensor verifying that it has complied with its obligations in Section 5.12(e).

(g) Representation in the Marketplace. Except as permitted by this Section 5.12 or under applicable Laws, Licensee agrees that, promptly after the Effective Date, but in any event by the Market Date, it will not (i) do business as, or represent itself as, Licensor, (ii) represent that its products or services are those of Licensor or (iii) represent that Licensor backs or financially guarantees any of Licensees products or services.

(h) Quality Control and Standards.

(i) Licensor shall have the right to exercise quality control in accordance with this Section 5.12(h) over Licensee’s use of the Tagline to the extent reasonably necessary to maintain the validity and enforceability of the Tagline and to protect the goodwill associated therewith.

(ii) Licensee shall meet and maintain such quality, appearance and other standards with respect to use of the Tagline as Licensor may reasonably request from time to time and conduct the Company Business at a standard of quality equal to, at minimum, the standard of quality associated with the Company Business, as it was conducted using Licensor’s METLIFE Mark or name prior to the Effective Date in accordance with all applicable Laws. Licensee shall not use the Tagline in any manner that might dilute or tarnish the Licensor’s METLIFE Mark or disparage or reflect adversely on Licensor or the reputation or goodwill associated therewith.

(iii) Licensee shall comply with such other reasonable requests as are made by Licensor to enable Licensor to assure the quality of the Company Business conducted by Licensee and the services offered or provided by Licensee under the Tagline (this clause (iii), together with clause (ii) above, the “Quality Standards”).

(iv) Licensee shall use reasonable efforts to include trademark notices and/or other appropriate disclosures concerning the licensing relationship between the License Parties in connection with the Tagline. Without limiting the generality of the foregoing, Licensee shall use reasonable efforts to include the following written notice, except to the extent that such disclosure would not fit due to size restrictions (e.g., in a banner advertisement), in connection with its use and sublicense of the Tagline (or such other written ownership notice as reasonably requested by Licensor from time to time): “MetLife is the registered service mark of Metropolitan Life Insurance Company or its Affiliates, and is used under license to Brighthouse Services, LLC and its Affiliates.”

(v) In any sales materials using the Tagline created or distributed after the Separation Date, Licensee shall include the following (or a similar) disclosure, except to the extent that such disclosure would not fit due to size restrictions (e.g., in a banner advertisement) or such other disclosure notice as may be reasonably requested by Licensor from time to time: “Annuities and life insurance are issued by Brighthouse Life Insurance Company, Charlotte, NC 28277, and in New York by Brighthouse Life Insurance Company of NY, New York, NY 10017, and Metropolitan Life Insurance Company, New York, NY 10166.”

(i) Audit.

(i) Upon Licensor’s reasonable request in writing, and at Licensee’s expense, Licensee shall provide Licensor with representative samples of ways in which the Tagline is then being used by Licensee (or photographs depicting the same) for Licensor’s inspection of such uses for purposes of monitoring Licensee’s compliance with this Section 5.12.

(ii) In the event that Licensor reasonably finds, using its good faith judgment, that any Marked Materials deviate from the Quality Standards, do not comply with any other terms and conditions of this Section 5.12 or misrepresent the relationship between Licensor and Licensee in violation of Section 5.12(g), Licensee shall, upon notice from Licensor, at Licensor’s option, either (i) promptly take all actions reasonably necessary to correct such deviations prior to any dissemination of such Marked Materials to the public, and provide Licensor with representative samples of the correction, or (ii) as soon as practicable, cease any further dissemination of such Marked Materials.

(j) Ownership. Licensor represents that (i) Licensor or its Affiliates own the Tagline and (ii) Licensor or its Affiliates have the right to grant the rights granted herein with respect to the Tagline. The License Parties acknowledge and agree that as between the License Parties, the portion of the Tagline containing the METLIFE Mark belongs to Licensor or its Affiliates, including all rights therein and thereto, and the goodwill pertaining thereto. Licensee agrees that it has no right, title or interest, express or implied, in and to the Tagline, except as specifically provided, and subject to the terms and conditions stated, in this Section 5.12. Any and all goodwill generated by Licensee’s use of the Tagline, or associated therewith, shall inure solely to the benefit of Licensor. After the Effective Date, if either License Party discovers that Licensee owns or holds any registrations, applications, reservations or other rights in the Tagline, it shall promptly notify the other License Party, and Licensee shall promptly transfer same to Licensor for no additional consideration.

(k) Infringement Notices. From the Separation Date until the Tagline Termination Date, Licensee shall give Licensor prompt written notice if it has knowledge of any use of the Tagline that appears to Licensee to be infringing or likely to infringe on the Tagline in the Territory. From the Separation Date until the Tagline Termination Date, Licensor will give

Licensee prompt written notice of any third-party claim received by Licensor asserting that Licensor’s or Licensee’s (or each of their respective Affiliate’s or sublicensee’s) use of the Tagline infringes or is alleged to infringe any Intellectual Property rights of any third party. If Licensor believes in good faith that Licensee’s (or its Affiliate’s or sublicensee’s) use of the Tagline is likely to result in an adverse claim against Licensor by a third party, (i) Licensor shall have the right to provide Licensee with written notice instructing Licensee to cease use of the Tagline, and (ii) Licensee shall use commercially reasonable efforts to promptly cease use of the Tagline upon receipt of such notice; provided, that if a license or approval from a Governmental Authority is required to cease use of the Tagline, Licensee shall use commercially reasonable efforts to obtain such license or approval and be permitted to use the Tagline until such license or approval is obtained.

(l) No Confusion or Registration. Licensee agrees and covenants that it shall not (i) seek to register any Similar Intellectual Property, (ii) use any Similar Intellectual Property (except as expressly permitted herein, or as otherwise permitted under any other agreement between the Parties), (iii) directly or indirectly contest the ownership, validity or enforceability of any rights of Licensor or any of Licensor’s Affiliates in or to the Tagline, or (iv) contest the fact that Licensee’s rights under this Section 5.12 are solely those of a non-exclusive licensee.

(m) Cooperation; Recovery. Licensee shall reasonably cooperate with Licensor, which cooperation shall be at Licensor’s expense, in the event that Licensor elects to take such steps to stop Infringement by a third Person and/or recover pecuniary remedies as Licensor may, in Licensor’s sole discretion, deem necessary. Any recovery obtained as a result of any such steps taken by Licensor shall be retained by Licensor.

(n) Termination of Tagline Use.

(i) Termination of Tagline License by Licensor. Licensor may terminate the rights granted under Section 5.12(a) upon the failure by Licensee to cure, within thirty (30) days of written notice thereof to Licensee, a breach of any material provision of Section 5.12; provided, however, in the event that there is a Dispute with respect to whether Licensee has breached such material provision or failed to timely cure such a breach, Licensor may not terminate Section 5.12(a) until after the final resolution of the Dispute in favor of Licensor or its Affiliates pursuant to Article VI. For clarification, nothing in this provision shall limit or preclude enforcement of Licensor or its Affiliates’ rights under Article VI.

(ii) Termination of Tagline License by Licensee. Licensee may terminate the rights granted under Section 5.13(a) for any reason, for cause or for no cause, with thirty (30) days of written notice thereof to Licensor.

(o) Effect of Termination. Subject to Section 5.12(n)(ii), upon the Tagline Termination Date, all of Licensee’s trademark rights in the Tagline granted to Licensee under this Agreement shall automatically revert to Licensor. Nothing in the prior sentence will be deemed to prevent non-trademark uses by Licensee after the Tagline Termination Date, such as referring to Licensee’s history and prior affiliation and association with Licensor, provided that Licensee does not use the Tagline in connection therewith.

(p) Tagline License Indemnification.

(i) Licensee Indemnity. Licensee shall defend, indemnify and hold harmless Licensor and Licensor’s Affiliates, successors and assigns, and its and their respective Representatives, from and against any and all Losses to the extent resulting from or arising out of any legal actions brought by third parties or any of Licensee’s Affiliates against Licensor or Licensor’s Affiliates in connection with (a) Licensee’s (or its Affiliates’ or sublicensees’) use of the Tagline in the conduct of the Company Business, (b) the use by Licensee (or by its Affiliates or sublicensees) of the Tagline outside the scope of this Section 5.12, (c) any use of the “Snoopy” or “Peanuts” comic characters and related Marks after the Separation Date, or (d) Licensee’s breach of this Section 5.12 (including such acts or omissions of Licensee’s Affiliates or sublicensees that would be a breach hereunder if such acts or omissions were by Licensee).

(ii) Licensor Indemnity. Licensor shall defend, indemnify and hold harmless Licensee and Licensee’s Affiliates, successors and assigns, and its and their respective Representatives, from and against any and all Losses to the extent resulting from or arising out of legal actions brought by third parties or any of Licensor’s Affiliates against Licensee or Licensee’s Affiliates in connection with (a) allegations that Licensee’s, Licensee’s Affiliates’ or sublicensees’ use of the Tagline in accordance with the terms and conditions of this Section 5.12 is an infringement, dilution, illegal or other unauthorized use of the Intellectual Property rights of any Person, or (b) Licensor’s breach of this Section 5.12 (including such acts or omissions of Licensor’s Affiliates that would be a breach hereunder if such acts or omissions were by Licensor).

5.13. Obligations with Respect to Reinsurance Arrangements.

(a) The Company shall, and shall cause each other member of the Company Group to, perform all its obligations under the its reinsurance agreements set forth on Schedule 5.13(a) with third-party reinsurers that reinsure the Company Group’s liabilities arising under policies reinsured by any member of the MetLife Group or which inure to the benefit of the reinsured arrangement, in each case set forth on Schedule 5.13(a), in any manner or to any degree (“Company Group Third Party Reinsurance”) in accordance with the terms of each such Company Group Third Party Reinsurance. The Company shall, and shall cause each other applicable member of the Company Group to, not waive, alter, modify or amend any provision or obligation under such Company Group Third Party Reinsurance, or take any other step that might be reasonably expected to diminish the value of such Company Group Third Party Reinsurance, without the prior written consent (including consent by e-mail) of MetLife. The Company shall, and shall cause each other applicable member of the Company Group to, use its reasonable, good-faith efforts to collect all amounts due under Company Group Third Party Reinsurance, including but not limited to pursuing all reasonable claims in litigation and/or arbitration under such Company Group Third Party Reinsurance for amounts due to the Company Group, and the Company shall not, and shall cause each other applicable member of the Company Group not to, cease efforts to pursue any reasonable claim available to it under Company Group Third Party Reinsurance, or settle any disputed claim for reimbursement on Company Group Third Party Reinsurance, without the prior written consent (including consent by e-mail) of MetLife. The Company shall promptly reimburse MetLife for all amounts not obtained from Company Group Third Party Reinsurance arising from or relating to a breach of this provision, and the Company agrees to waive any defense that such amounts are speculative or not capable of certain calculation to a claim by MetLife for reimbursement under this provision.

(b) MetLife shall, and shall cause each other member of the MetLife Group to, perform all its obligations under its reinsurance agreements with third-party reinsurers that reinsure the MetLife Group’s liabilities arising under policies reinsured by any member of the Company Group or which inure to the benefit of the reinsured arrangement, in each case set forth on Schedule 5.13(b), in any manner or to any degree (“MetLife Group Third Party Reinsurance”) in accordance with the terms of each such MetLife Group Third Party Reinsurance. MetLife shall, and shall cause each other applicable member of the MetLife Group to, not waive, alter, modify or amend any provision or obligation under such MetLife Group Third Party Reinsurance, or take any other step that might be reasonably expected to diminish the value of such MetLife Group Third Party Reinsurance, without the prior written consent (including consent by e-mail) of the Company. MetLife shall, and shall cause each other applicable member of the MetLife Group to, use its reasonable, good-faith efforts to collect all amounts due under MetLife Group Third Party Reinsurance, including but not limited to pursuing all reasonable claims in litigation and/or arbitration under such MetLife Group Third Party Reinsurance for amounts due to the MetLife Group, and MetLife shall not, and shall cause each other applicable member of the MetLife Group not to, cease efforts to pursue any reasonable claim available to it under MetLife Group Third Party Reinsurance, or settle any disputed claim for reimbursement on MetLife Group Third Party Reinsurance, without the prior written consent (including consent by e-mail) of the Company. MetLife shall promptly reimburse the Company for all amounts not obtained from MetLife Group Third Party Reinsurance arising from or relating to a breach of this provision, and MetLife agrees to waive any defense that such amounts are speculative or not capable of certain calculation to a claim by the Company for reimbursement under this provision.

ARTICLE VI.

DISPUTE RESOLUTION

6.1. General Provisions.

(a) Except as otherwise contemplated in Sections 4.1, 6.1(f) and 6.5, any and all disputes, controversies or claims arising out of or relating to this Agreement, the Corporate Reorganization or the Transaction Documents or Corporate Reorganization Agreements (other than the Transaction Documents and Corporate Reorganization Agreements set forth on Schedule 6.1) or to the extent explicitly set forth in another Transaction Document, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved by mediation or arbitration in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

(b) All communications (including the Initial Notice, Response and the Mediation Notice) between the Parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 6.4, shall be deemed to have been delivered in furtherance of a Dispute settlement, shall be exempt from discovery and production, and shall be treated under the standards set forth in Rule 408 of the Federal Rules of Evidence and all applicable state counterparts protecting the confidentiality of mediations or settlement discussions.

(c) Except as provided in Section 6.1(f) in connection with any Dispute, the Parties expressly waive and forgo any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that Liability for any such damages with respect to a Claim shall be considered direct damages) and (ii) trial by jury.

(d) The specific procedures set forth below, including, but not limited to, the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties shall take such action, if any, required to effectuate such tolling.

(f) Notwithstanding anything to the contrary contained in this Article VI, any Dispute relating to a member of the MetLife Group’s rights as a stockholder of the Company pursuant to applicable Law, the Company’s Charter, the Company’s Amended and Restated Bylaws or the Registration Rights Agreement, including a member of the MetLife Group’s rights as the holder of Company Common Stock, shall not be governed by or subject to the procedures set forth in this Article VI. The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute and each Party irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The Parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

6.2. Business Level Resolution. If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall first attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of Vice President of the respective business entities involved in such Dispute or their respective senior level designees. Either Party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Five (5) Business Days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within ten (10) Business Days of the date of the Initial Notice to seek a resolution of the Dispute. If such senior executives or their respective designees decline to meet within the allotted time, or if they meet, but fail to resolve the Dispute within twenty (20) Business Days after receipt of the Initial Notice, then, upon the election of either Party in its sole discretion, the Parties shall pursue the remedy set forth in Section 6.3 and, as applicable, Section 6.4.

6.3. Mediation. Except as otherwise contemplated in Sections 4.1, 6.1(f) and 6.5, if the procedures set forth in Section 6.2 have been followed with respect to a Dispute and such Dispute remains unresolved or otherwise following the twentieth (20th) Business Day following receipt of the Initial Notice, the Dispute shall be submitted for resolution to non-binding, confidential mediation by a written notice to the other Party (the “Mediation Notice”), which such submission to mediation shall occur within thirty (30) days of delivery of the Mediation Notice. The Parties shall mutually select a mediator; provided that if the Parties are unable to select a mutually agreeable mediator within twenty (20) days following the Mediation Notice, the International Institute for Conflict Prevention and Resolution (the “CPR”), at the written request of either Party, shall designate a mediator.

6.4. Arbitration; Procedures.

(a) If a Dispute is not resolved by mediation as provided in Section 6.3 within ninety (90) days of the Initial Notice (or any longer period that the Parties may agree to in writing), the mediation contemplated in Section 6.3 shall terminate and the Dispute shall be submitted for resolution to binding arbitration to be held in New York, New York. The arbitration shall be solely between the parties to the Dispute and shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration as then in effect except as modified by the provisions of this Article VI (the “Arbitration Rules”).

(b) The neutral organization for purposes of the Arbitration Rules shall be the CPR. The arbitration shall be conducted before a panel of three arbitrators (the “Arbitration Panel”), of whom each Party shall appoint one arbitrator in accordance with the Arbitration Rules and the two Party-designated arbitrators shall jointly select the third arbitrator in accordance with the Arbitration Rules; provided that no arbitrator may serve on the panel unless (i) such arbitrator has in the past served as an officer of a financial services company and is otherwise reasonably experienced in such industry, and (ii) he or she has agreed in writing to enforce the terms of, and conduct the arbitration in accordance with, the provisions of this Article VI. The arbitration shall be conducted in New York City. A written transcript of the proceedings shall be made and furnished to the Parties. Except with respect to the interpretation and enforcement of the Arbitration Procedures (which shall be governed by the Federal Arbitration Act), the arbitrators shall determine the Dispute and make the Determination in accordance with the law of the State of New York, without giving effect to any conflict of law rules, its choice of law principles or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement, the Transaction Documents and the Corporate Reorganization Agreement according to their respective terms; provided, however, that any Dispute in respect of a Transaction Document or Corporate Reorganization Agreement which by its terms is governed by the law of a jurisdiction other than the State of New York shall be determined by the law of such other jurisdiction.

(c) The Parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 6.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 6.4 may be entered and enforced in any court having jurisdiction thereof. The Parties agree that each and every arbitration shall be treated as confidential and before making any disclosure permitted by the Arbitration Rules, a Party shall give written notice to the other Party and shall, at such other Party’s request, make reasonable efforts to protect and preserve the confidentiality of any information disclosed in an arbitration.

(d) The Arbitration Panel shall establish a set of procedures for the arbitration (the “Arbitration Procedures”), which shall include but not be limited to (i) that each Party shall submit to the Arbitration Panel, and exchange with the other Party, a written offer of compromise, constituting such Party’s best offer, with terms to resolve the Dispute (each such offer, an “Offer”), (ii) that the Arbitration Panel shall be limited to awarding either (x) only one or the other of the two Offers submitted, or (y) an award that shall not be in excess of the higher, nor less than the lower, of the amounts represented by the Offers, as applicable, or (iii) that discovery shall be conducted in accordance with the Arbitration Rules and (iv) that all aspects of the arbitration shall be treated as confidential. The Arbitration Panel shall deliver a written statement resolving the Dispute (the “Determination”); provided that the Arbitration Panel shall not in its Determination provide either Party with terms more favorable than those set forth in the Offer provided by the other Party. The Arbitration Panel may render the Determination by means of a summary disposition relative to all or some of the issues in the Dispute; provided that the Party that opposes such summary disposition has had an adequate opportunity to respond to the application for such summary disposition. Except as expressly permitted by this Agreement, no Party shall commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 6.4(c) or (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law. For purposes of the foregoing, the Parties submit to the non-exclusive jurisdiction of the courts of the State of New York.

(e) Each Party shall bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI; provided that the Parties shall share the fees and expenses of both the mediators and Arbitration Panel equally.

6.5. Equitable Remedies. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Transaction Documents or Corporate Reorganization Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each of the Parties further agrees, for purposes of the foregoing, each of the Parties irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of or permitted by this Section 6.5, and agrees to commence any such action, suit or proceeding only in such courts.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1. Voting of Company Common Stock.

(a) From the Effective Date and until the date that MetLife and its Subsidiaries cease to own any shares of Company Common Stock not distributed in the Distribution (the “Retained Shares”), MetLife shall, and shall cause its Subsidiaries to (in each case, to the extent that they own any Retained Shares), be present, in person or by proxy, at each and every Company stockholder meeting, and otherwise to cause all Retained Shares owned by them to be counted as present for purposes of establishing a quorum at any such meeting, and to vote or consent on any matter (including waivers of contractual or statutory rights), or cause to be voted or consented on any such matter, all such Retained Shares in proportion to the votes cast by the other holders of Company Common Stock on such matter.

(b) From the Effective Date and until the date that MetLife and its Subsidiaries cease to own any Retained Shares, MetLife hereby grants, and shall cause its Subsidiaries (in each case, to the extent that they own any Retained Shares) to grant, an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy to the Company or its designees, to vote, with respect to any matter (including waivers of contractual or statutory rights), all Retained Shares owned by them, in proportion to the votes cast by the other holders of Company Common Stock on such matter; provided, that (i) such proxy shall automatically be revoked as to a particular Retained Share upon any sale, transfer or other disposition of such Retained Share from MetLife or any of its Subsidiaries to a Person other than MetLife or any of its Subsidiaries; and (ii) nothing in this Section 7.1(b) shall limit or prohibit any such sale, transfer or disposition.

(c) MetLife acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of this Article VII are not performed by MetLife and its Subsidiaries in accordance with the specific terms of such section or are otherwise breached. Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Article VII and to specific enforcement of the provisions of this Article VII in any action instituted in any court of the United States or any state having subject matter jurisdiction.

7.2 MetLife China. In connection with the sale of BLIC’s 27.8% interest in Sino-US United MetLife Insurance Company Limited (“MetLife China”) to MLIC, MetLife does hereby, for itself and each other member of the MetLife Group, remise, release and forever discharge the Company Group from any and all Liabilities owed to any member of the MetLife Group whatsoever, whether at law or in equity (including any right of contribution), arising under the agreements set forth on Schedule 7.2 hereto.

ARTICLE VIII.

MISCELLANEOUS

8.1. Corporate Power; Fiduciary Duty.

(a) MetLife and the Company each represent on behalf of itself as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document or Corporate Reorganization Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Transaction Document or Corporate Reorganization Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof and thereof.

(b) Notwithstanding any provision of this Agreement or any Transaction Document or Corporate Reorganization Agreement, neither of MetLife nor the Company, nor any other member of the MetLife Group or the Company Group, as applicable, shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of MetLife, the Company or any non-wholly-owned Subsidiary of MetLife or the Company, as the case may be (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly-owned).

8.2. Governing Law. Subject to the provisions of Article VI, this Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

8.3. Survival of Covenants. Except as expressly set forth in any Transaction Document or Corporate Reorganization Agreement, the covenants and other agreements contained in this Agreement and each Transaction Document and Corporate Reorganization Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect.

8.4. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Party of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

8.5. Notices. Except as otherwise expressly provided herein, all notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents and Corporate Reorganization Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (i) by delivery in person, (ii) by overnight courier service, (iii) by email with receipt confirmation or (iv) by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

If to MetLife:

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Attention: Adam Hodes, Executive Vice President, Mergers &

Acquisitions

Email: ahodes@metlife.com

with a copy to:

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Attention: General Counsel

Email: ranzaldua@metlife.com

With a further copy to the following email address:

TaurusNotices@metlife.com

If to the Company:

Brighthouse Financial, Inc.

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attention: Eric T. Steigerwalt, President and CEO

Email: esteigerwalt@brighthousefinancial.com

with a copy to:

Brighthouse Financial, Inc.

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attention: Christine M. DeBiase, General Counsel and Secretary

Email: cdebiase@brighthousefinancial.com

With a further copy to the following email address:

TaurusNotices@brighthousefinancial.com

Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if sent by email; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

8.6. Termination. This Agreement and any of the Transaction Documents may be terminated by the MetLife board of directors, or an applicable committee thereof, in its sole and absolute discretion, at any time prior to the Distribution. In the event of any such termination of this Agreement or a Transaction Document prior to the Distribution, no Party (or any other member of the MetLife Group or the Company Group, as applicable, or any of such Party’s or their respective directors or officers) shall have any Liability or further obligation to any other Party (or any other member of the MetLife Group or the Company Group, as applicable) with respect to this Agreement or such Transaction Documents.

8.7. Severability. If any term or other provision of this Agreement is deemed by an Arbitration Panel or a court of law to be invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

8.8. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

8.9. Assignment; No Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties; provided, however, that either Party may assign any or all of its rights and obligations hereunder to any of its Affiliates so long as such assignment does not release such Party from any Liability hereunder incurred prior to such assignment. Except as provided in Article IV with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and the members of the MetLife Group or the Company Group, as applicable, and each of their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10. Public Announcements. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

8.11. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties. Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided that no waiver by either Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

8.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” means U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section unless expressly stated otherwise; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase shall have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (1) the corresponding rules and regulations and (2) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section; and (l) for the avoidance of doubt, the Effective Date, the Separation Date and the Closing Date may be the same day or may be two or three distinct days.

8.13. Coordination with Transaction Documents. Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document or Corporate Reorganization Agreement, the provisions of the Transaction Document or Corporate Reorganization Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Transaction Document. For the avoidance of doubt, the Tax Separation Agreement and the Tax Receivables Agreement shall govern all matters (including any indemnities and payments among the Parties and their Affiliates and the allocation of any rights and obligations pursuant to agreements entered into with third parties) relating to Taxes or otherwise specifically addressed in the Tax Separation Agreement and the Tax Receivables Agreement.

8.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF shall be as effective as delivery of a manually executed counterpart of any such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

METLIFE, INC.

By:
Name:
Title:

BRIGHTHOUSE FINANCIAL, INC.

By:
Name:
Title:

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